As filed with the Securities and Exchange Commission on June 11, 2024.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

La Rosa Holdings Corp.

(Exact name of Registrant as specified in its charter)

Nevada	6531	87-1641189
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

(321) 250-1799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph La Rosa

Chief Executive Officer and President
La Rosa Holdings Corp.

1420 Celebration Blvd., 2nd Floor

Celebration, FL 34747

(321) 250-1799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq. Philip Magri, Esq. Anna Chaykina, Esq. Sichenzia Ross Ference Carmel LLP 1185 Ave of the Americas, 31st Floor New York, NY 10036 (212) 930-9700	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 (732) 395-4401

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 11, 2024

PROSPECTUS

LA ROSA HOLDINGS CORP.

3,636,363 Units consisting of
3,636,363 Shares of Common Stock and

3,636,363 Common Warrants to purchase 3,636,363 Shares of Common Stock

3,636,363 Pre-Funded Units consisting of
3,636,363 Pre-Funded Warrants to purchase 3,636,363 Shares of Common Stock and
3,636,363 Common Warrants to purchase 3,636,363 Shares of Common Stock

We are offering 3,636,363 units (the “Units”), each Unit consisting of one share of our common stock, par value $0.0001 per share, and one warrant (“Common Warrant”), exercisable for one share of our common stock at an assumed public offering price of $1.10 per Unit, based upon the last reported sale price of our common stock on The Nasdaq Stock Market, LLC (“Nasdaq”) on June 10, 2024. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. Each Common Warrant offered hereby is immediately exercisable on the date of issuance at an exercise price of $1.21 per share (110% of the assumed offering price per Unit) and will expire five years from the date of issuance.

We are also offering pre-funded units (the “Pre-Funded Units”) to certain purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Unit consists of one pre-funded warrant exercisable for one share of our common stock (“Pre-Funded Warrant”) and one Common Warrant. The purchase price of each Pre-Funded Unit is equal to the price per Unit being sold to the public in this offering minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.01 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Without an active trading market, the liquidity of the Common Warrants and Pre-Funded Warrants will be limited.

The shares of common stock and Pre-Funded Warrants, if any, can each be purchased in this offering only with the accompanying Common Warrants as part of a Unit or Pre-Funded Unit, as applicable, but the components of the Units or Pre-Funded Unit, as applicable, will be immediately separable and will be issued separately in this offering. See “Description of Securities” in this prospectus for more information.

Our common stock is listed on The Nasdaq Capital Market under the symbol “LRHC.” The closing price of our common stock on June 10, 2024, as reported by Nasdaq was $1.10. There is no established trading market for the Common Warrants and Pre-Funded Warrants, and we do not intend to list the Common Warrants and the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

The final public offering price will be determined through negotiation between us, the underwriter and the investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We are a “controlled company” as defined under the corporate governance rules of Nasdaq because our founder, Mr. Joseph La Rosa, as of June 11, 2024, controls 74% of the total voting power based on his ownership of common stock and the 20,000,000 votes provided by his Series X Super Voting Preferred Stock, $0.0001 par value per share, (the “Series X Preferred Stock”) that votes with the common stock, with respect to director elections and other matters. As a “controlled company,” as defined under the Nasdaq Stock Market Rules, we are permitted to elect to rely on certain exemptions from Nasdaq’s corporate governance rules. We do not plan to rely on these exemptions, but we may elect to do so in the future. Please read “Prospectus Summary—Implications of Being a Controlled Company” for more information.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

You should read this prospectus carefully, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before you invest in shares of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. We will also issue a warrant to the representative of the underwriters to purchase up to five percent (5%) of the aggregate number of Units and Pre-Funded Units (if any) issued in this offering. See “Underwriting” for additional information regarding underwriting compensation.

(2)	Does not include proceeds to us from the exercise of the Common Warrants or Pre-Funded Warrants being issued in this offering.

We have granted an option to the underwriters to purchase up to an additional 545,454 additional shares of common stock and/or 545,454 Common Warrants and/or 545,454 Pre-Funded Warrants exercisable for 45 days after the date of this prospectus to cover over-allotments, if any (the “Over-Allotment Option”). If the underwriter exercises the option in full, the total underwriting discounts and commissions will be $[●], and the proceeds to us, before expenses, will be $[●].

The underwriters expect to deliver the Units and Pre-Funded Units to investors on or about [●], 2024.

Sole Book-Running Manager

Alexander Capital, L.P.

The date of this prospectus is             , 2024

i

ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus or any free writing prospectus we may authorize to be delivered or made available to you. In making a decision about whether to invest in our securities, you should not rely upon any information other than the information contained in or incorporated by reference in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States: We have not, and the underwriters have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry, and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on to accurately represent the current state of our affairs.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such date.

Unless the context indicates otherwise, the terms “La Rosa Holdings,” “Company,” “we,” “us,” and “our” refer to La Rosa Holdings Corp., a Nevada corporation, and its subsidiaries.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our business development efforts, our prospects for initiating partnerships or collaborations, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations, and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

INDUSTRY AND MARKET DATA

This prospectus includes industry data and forecasts obtained from industry publications and surveys, as well as public filings and internal company sources. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position, and market estimates are based on third-party forecasts, management’s estimates, and assumptions about our markets, and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of such information contained in this prospectus. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.”

In this prospectus, “La Rosa Holdings,” “Company,” “we,” “us,” “our,” and similar references refer to La Rosa Holdings Corp. and its subsidiaries.

Overview

We are the holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments. Our primary business, La Rosa Realty, LLC, has been listed in the “Top 75 Residential Real Estate Firms in the United States” from 2016 through 2020 by the National Association of Realtors, the leading real estate industry trade association in the United States.

In addition to providing person-to-person residential and commercial real estate brokerage services to the public, we cross sell ancillary technology-based products and services primarily to our sales agents and the sales agents associated with our franchisees. Our business is organized based on the services we provide internally to our agents and to the public, which are residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. Our real estate brokerage business operates primarily under the trade name La Rosa Realty, which we own, and, to a lesser extent, under the trade name Better Homes Realty which we license. We have 21 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, and Georgia. We have 16 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices that pay us fees in two states in the United States and Puerto Rico. Our real estate brokerage offices, both corporate and franchised, are staffed with 2,454 licensed real estate brokers and sales associates as of March 31, 2024.

We have built our business by providing the home buying public with well trained, knowledgeable realtors who have access to our proprietary and third-party in-house technology tools and quality education and training, and valuable marketing that attracts some of the best local realtors who provide value-added services to our home buyers and sellers that are attracted to our brands. We give our real estate brokers and sales agents who are seeking financial independence a turnkey solution and support them in growing their brokerages while they fund their own businesses. This enables us to maintain a low fixed-cost business with several recurring revenue streams, yielding relatively high margins and cash flow.

Our agent-centric commission model enables our sales agents to obtain higher net commissions than they would otherwise receive from many of our competitors in our local markets. We believe that agents who join our Company from the major real estate brokerage firms have increased their income by an average of approximately forty percent (40%). They can then use this additional income to reinvest in their businesses or as take-home profit. This is a strong incentive for them to compete against the discount, flat fee and internet brokerages that have sprung up in the past several years. Instead of us taking a greater share of their income, our agents pay what we believe to be reduced rates for training and mentorship and our proprietary technology. Our franchise model has a similar pricing methodology, permitting the franchise owner the freedom to operate their business with minimal control and lower expense than other franchise offerings.

Moreover, we believe that our proprietary technology, training, and the support that we provide to our agents at a minimal cost to them is one of the best offered in the industry.

Disruptions related to the COVID-19 pandemic resulted in a downturn in our local residential real estate market in 2020. However, our local real estate market rebounded significantly in 2021 and continues to hold up notwithstanding significant increases in mortgage rates as the pandemic has caused what appears to be a large migration into our market areas from other states. Because nearly all of our sales agents, who are independent contractors, were working remotely before the pandemic struck, and because Florida did not mandate stay-at-home orders like many other states, the manner in which our business is conducted during the pandemic has not changed significantly and has not affected the productivity of our sales agents in 2021, in 2022, or in 2023.

On October 12, 2023, we consummated our initial public offering (the “IPO”). Following our IPO, as of the date of this prospectus, we have acquired majority ownership of the following franchisees of the Company: Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.), Horeb Kissimmee Realty, LLC, La Rosa Realty Premier, LLC, La Rosa Realty Orlando, LLC, La Rosa Realty Georgia, LLC, La Rosa Realty California, and La Rosa Realty Lakeland LLC and 100% ownership of the following franchisees of the Company: La Rosa CW Properties, LLC, La Rosa Realty North Florida LLC, La Rosa Realty Winter Garden LLC, and La Rosa Realty Success LLC.

We intend to continue growing our business organically and by acquisition.

It is management’s intention to acquire additional franchisees in 2024. We continuously look to search for potential acquisition targets. Management is in discussions with several franchisees; however, any future agreements may have terms that are materially different than the terms of completed acquisitions. We cannot guarantee that the Company will actually enter into any binding acquisition agreements with any of those companies. If we do, we cannot assure you that the terms of such acquisitions will be substantially the same or better for the Company than those of completed acquisitions.

Our Technology

We provide our agents and employees with cloud-based real estate brokerage services by utilizing our consumer-facing websites, including our corporate website https://www.larosarealty.com and our proprietary technology that provides brokerage operations management tools. When an agent is on-boarded, they are required to take our monthly Foundations Series which covers the use of our proprietary applications. Through our websites, we provide buyers, sellers, landlords, and tenants with access to all of the available properties for sale or lease on the multiple listing service (“MLS”), in each of the markets in which we operate. We provide each of our Company franchisees and their agents with their own personal website that they can modify to match their personal branding. Our website also gives consumers access to our network of professional real estate agents and vendors. Additionally, the websites we provide use Artificial Intelligence (“AI”) integrated Client Relationship Management (“CRM”) software to enhance the consumers’ internet experience and assist our agents with lead generation and lead capture through the AI features. For example, our CRM software, which is integrated into our websites, uses AI to generate marketing leads for our agents by sending marketing materials to potential buyers and sellers automatically without any agent involvement. Our technology platform also provides unique automated blogging and comprehensive social media marketing campaigns for our agents to create top of mind public awareness of our brand.

In February 2023, we launched our proprietary technology system - JAEME, part of “My Agent Account.” JAIME is a real estate AI assistant created to support and inspire our agents with personalized content to drive marketing, efficiency, and sales. This advanced technology can help agents to provide services to their clients in a more efficient way - even from their mobile devices. Through JAEME, La Rosa’s agents can easily create:

●	Compelling property descriptions;

●	Effective email campaigns;

●	Detailed business plans;

●	Innovative video scripts; and

●	High-conversion newsletter campaigns.

Our proprietary technology and third-party services and platforms provide our agents and franchisees with commission management and accounting systems, an internal agent “intranet” application, customer relationship management applications, a transaction management solution, automated marketing and social media applications and privacy and identity protections. The combination of our brands, proprietary technology, services, data, lead generation, and marketing tools gives our agents the power to offer best-in-class service to their clients.

Internally, we use our technology to provide our Company agents, employees and franchisees with the means to find and develop new business, manage their relationships both externally with their clients and internally with the Company or their franchisor, develop better skills and knowledge in their areas of endeavor and, we believe, enhance their earning potential. While no one can predict the ups and downs of the real estate market, we believe that the “weapons” we provide to our Company agents, employees and franchisees help them fight the adverse economic conditions, a volatile market and the competition.

While our offices and our franchisor’s offices act as their “home base,” most agents use our offices primarily for real estate closings and training. We monetize our technology by charging our agents and our franchisor’s agents what we believe to be a reasonable monthly fee for the use of our suite of tools.

Our Recent Strategic Partnerships

In November 2023, the Company entered into a strategic referral partnership agreement with Janover Inc. (Nasdaq: JNVR) (“Janover”), an AI-enabled B2B fintech marketplace connecting commercial property borrowers and lenders with a human touch. Janover operates an online commercial loan marketplace that connects prospective borrowers and lenders for originating loans and will introduce the Company to clients that need commercial real estate brokers. The partnership is expected to provide our brokers with new tools to facilitate commercial loans, thereby generating a new revenue stream for our brokers and the Company.

At the end of 2023, the Company entered a strategic partnership with Final Offer, a consumer-facing offer management and negotiation platform driven by agents. Final Offer is a technology platform that is designed to simplify real estate transactions, enabling buyers to make successful offers and sellers to maximize the outcome of their sales. Final Offer’s online process allows sellers to establish a minimum sales price and other deal terms online and pre-approved buyers to make binding offers. If a seller sets a “Final Offer” price and terms, an interested buyer can accept it instantly, putting the property under contract. We believe that the Final Offer’s innovative platform is designed to empower both real estate agents and their clients with real-time transparency, streamlining the offer management and negotiation process, creating a fair playing field for all while also providing accountability and trust.

In March 2024, the Company officially launched Final Offer. Final Offer is available to real estate brokers on the Company’s platform in key markets across Florida and Georgia, with plans to expand the offering across the organization.

Our Markets

Our primary market is the United States. As of June 11, 2024, we have 22 La Rosa Realty corporate real estate brokerage offices and branches in Florida, California, Texas, and Georgia. We also have 15 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices that pay us fees in two states in the United States and Puerto Rico.

Our Revenue Streams

Our financial results are driven by the total number of sales agents in our Company, the number of sales agents closing commercial real estate transactions, the number of sales agents utilizing our coaching services, and the number of agents who work with our franchisees. We grew our total agent count from our founding in 2004 to 2,454 agents as of March 31, 2024.

The majority of our revenue is derived from a stable set of fees paid by our brokers, franchisees, and consumers. We have multiple revenue streams, with the majority of our revenue derived from commissions paid by consumers who transact business with our and our franchisee’s agents, royalties paid by our franchisees, dues and technology fees paid by our sales agents, our franchisees and our franchisees’ agents. Our major revenue streams come from such sources as: (i) residential real estate brokerage revenue, (ii) revenue from our property management services, (iii) franchise royalty fees, (iv) fees from the sale or renewal of franchises and other franchise revenue, (v) coaching, training and assistance fees, (vi) brokerage revenue generated transactionally on commercial real estate, and (vii) fees from our events and forums.

Our Competition and Strengths

The real estate brokerage business is highly competitive. We primarily compete against other independent real estate brokerage agencies in our local markets as well as the international and national real estate brokerage franchisors seeking to grow their franchise system, many of which have a longer operational history and greater resources than us. We compete against other brokerages to attract transactional clients based on our personalized service with experienced brokers who know the local market, the number and quality of listings, our brand and reputation and our marketing efforts. We also compete to attract real estate professionals based on our brand and reputation, the quality of our training and coaching, our marketing efforts, our generous 100% commission “split” for experienced brokers and our technology tools that make the brokers more efficient and productive. We believe that competition in the real estate brokerage franchise business is based principally upon the reputational strength of the brand, the quality of the services offered to franchisees, and the amount of franchise-related fees to be paid by franchisees.

We also face competition from internet-based real estate brokers. These companies do not provide the same personalized brokerage services that we do and emphasize low prices and a do-it-yourself philosophy.

In the property management arena, we compete against independent local property management companies and the major national and international commercial real estate property managers. While most of our property management business comes from referrals in our local market, we compete on price and our ability to be on the ground and available to handle day-to-day matters for our clients.

Our real estate coaching business competes against other in-house training services operated by independent real estate brokerage agencies and the international and national franchisors named above, as well as online providers. We compete on the basis of personalized instruction, our mentorship program that provides a neophyte agent with an experienced coach to guide her and answer questions on an ongoing basis after the classroom instruction has ended.

Many of our existing and potential competitors have substantial competitive advantages, including a larger national and international footprint and more recognizable brand, greater financial resources, longer operating histories, a greater breadth of marketing coverage, more extensive relationships in the residential and commercial real estate industry with brokers, agents, service providers and advertisers, stronger relationships with third party data providers such as multiple listing services and listing aggregators, maintain their own in-house software development, have access to larger user bases and greater intellectual property portfolios.

Our Corporate History

La Rosa Holdings Corp. was incorporated in the State of Nevada on June 14, 2021 by its founder, Mr. Joseph La Rosa, to become the holding company for five Florida limited liability companies in which Mr. La Rosa held or controlled a one hundred percent ownership interest:

●	La Rosa Coaching, LLC (“Coaching”);

●	La Rosa CRE, LLC (“CRE”);

●	La Rosa Franchising, LLC (“Franchising”);

●	La Rosa Property Management, LLC (“Property Management”); and

●	La Rosa Realty, LLC (“Realty”).

Coaching, CRE, Franchising, Property Management and Realty became direct, wholly owned subsidiaries of the Company as a result of the closing of the Reorganization Agreement and Plan of Share Exchange, dated July 22, 2021, which was effective on August 4, 2021. Pursuant to the Reorganization Agreement, the members of each LLC exchanged 100% of their limited liability company membership interests for one share of the Company’s common stock, $0.0001 par value per share, which share was automatically redeemed for nominal consideration upon the closing of the transaction, resulting each LLC becoming the direct, wholly owned subsidiary of the Company.

On October 12, 2023, we consummated our initial public offering (the “IPO”). Following our IPO, as of the date of this prospectus, we have acquired majority ownership of the following franchisees of the Company:

●	La Rosa Realty, LLC is engaged in the residential real estate brokerage business;

●	La Rosa Coaching, LLC is engaged in the delivery of coaching services to our brokers and franchisee’s brokers;

●	La Rosa CRE, LLC is engaged in the commercial real estate brokerage business;

●	La Rosa Franchising, LLC is engaged in the franchising of real estate brokerage agencies;

●	La Rosa Property Management, LLC is engaged in property management services to owners of single-family residential properties;

●	La Rosa Realty Premier, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty CW Properties, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty North Florida, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Orlando, LLC is engaged mostly in the residential real estate brokerage business;

●	Nona Legacy Powered By La Rosa Realty, Inc. (formerly, La Rosa Realty Lake Nona Inc.) is engaged mostly in the residential real estate brokerage business;

●	Horeb Kissimmee Realty, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Winter Garden, LLC is engaged mostly in the residential real estate brokerage business; and

●	La Rosa Realty Texas, LLC is engaged mostly in the residential real estate brokerage business;

●	La Rosa Realty Georgia, LLC is engaged mostly in the residential real estate brokerage business; and

●	La Rosa Realty California is engaged mostly in the residential real estate brokerage business.

●	La Rosa Realty Lakeland LLC is engaged mostly in the residential real estate brokerage business.

●	La Rosa Realty Success LLC is engaged mostly in the residential real estate brokerage business.

We are a “controlled company” as defined under the corporate governance rules of Nasdaq because our founder, Mr. Joseph La Rosa, as of June 11, 2024, controls 74 % of the total voting power based on his ownership of common stock and the 20,000,000 votes provided by his Series X Super Voting Preferred Stock, $0.0001 par value per share, (the “Series X Preferred Stock”) that votes with the common stock, with respect to director elections and other matters.

Executive Offices

Our principal corporate office is located at 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747. Our main telephone number is (321) 250-1799, and our main website is www.larosaholdings.com. The contents of our website are not incorporated by reference into this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules due to the fact that our Chief Executive Officer, Chairman and Founder, Mr. Joseph La Rosa, as of June 11, 2024, controls 74% of the total voting power based on his ownership of common stock and the 20,000,000 votes provided by his Series X Super Voting Preferred Stock, $0.0001 par value per share, (the “Series X Preferred Stock”) that votes with the common stock, with respect to director elections and other matters.

Upon the completion of this offering and assuming the underwriters do not exercise their over-allotment option or any other outstanding derivate securities are exercised or converted, Mr. La Rosa will control approximately [●]% of the total voting power of our Company.

For so long as we are a controlled company under that definition, we are permitted to elect to rely on and may rely on, certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board of Directors must be independent directors;

●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering.

Summary of Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 16, 2024, and in this prospectus.

Risks Related to Our Business and Operations

●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

●	We have a limited operating history with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow down due to the recent antitrust litigation and as our business matures.

●	Impairment of goodwill and intangible assets may adversely impact future results of operations.

●	We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

●	If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

●	The residential real estate market is cyclical, and we can be negatively impacted by downturns in this market and by general economic conditions.

●	The lack of financing for homebuyers in the U.S. residential real estate market at favorable rates and on favorable terms has had a material adverse effect on our financial performance and results of operations.

●	The housing market is currently in flux with higher mortgage interest rates and generally increasing home prices which makes it difficult to predict future market trends. Any decrease in home sales in the future will have an adverse effect on our financial performance and results of operations.

●	We may fail to execute our strategies to grow our business successfully, including increasing our agent count and expanding the number of our franchisees and agents, or we may fail to manage our growth effectively, which could have a material adverse effect on our brand, our financial performance, and our results of operations.

●	We might be unable to attract and retain additional qualified agents and other personnel.

●	Our financial results are affected directly by the operating results of franchisees and agents, over whom we do not have direct control.

●	We depend substantially on our Founder, Joseph La Rosa, and the loss of any our senior management or other key employees or the inability to hire additional qualified personnel could adversely affect our operations, our brand and our financial performance.

●	Concentration of ownership of our voting stock by Mr. La Rosa will prevent new investors from influencing significant corporate decisions.

●	Mr. La Rosa will control all matters that come before the stockholders for a vote and thus we are a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, the Company will qualify for exemptions from certain corporate governance requirements. If we take advantage of such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

●	We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

●	Adverse outcomes in litigation and regulatory actions against the NAR, other real estate brokerage companies and agents in our industry could adversely impact our financial results.

●	If we attempt to, or acquire other complementary businesses, we will face certain risks inherent with such activities.

Risks Associated with our Capital Stock

●	We may not be able to maintain the listing of our common stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

●	The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and minimal profits, which could lead to wide fluctuations in our share price.

●	Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

●	If we continue to fail to maintain an effective system of disclosure controls and fail to maintain an effective system of internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

General Risks

●	If we fail to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us, our reputation and business could be significantly harmed.

●	Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation and harm our business.

●	Anti-takeover provisions in our amended and restated articles of incorporation and bylaws, as well as provisions in Nevada law, might discourage, delay or prevent a change of control of our Company or changes in our management and, therefore, depress the trading price of our Securities.

The Offering

Units offered by us	3,636,363 Units, with each Unit consisting of one share of our common stock and one Common Warrant to purchase one share of our common stock.

Pre-Funded Units offered by us	We are also offering Pre-Funded Units to certain purchasers whose purchase of Units in this offering would otherwise result in the purchaser, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding shares of our common stock immediately following the consummation of this offering. Each Pre-Funded Unit consists of one Pre-Funded Warrant exercisable for one share of our common stock and one Common Warrant. The purchase price of each Pre-Funded Unit is equal to the price at which the Units are being sold to the public in this offering minus $0.01, and the exercise price of each Pre-Funded Warrant included in each Pre-Funded Unit is $0.01 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Assumed Public Offering Price	$1.10 per Unit/$1.09 per Pre-Funded Unit

Description of Common Warrants	The Common Warrants will be exercisable from the date of issuance until the fifth-anniversary date of issuance date for $1.21 per share (110% of the assumed public offering price of one Unit), subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein.

A holder may not exercise any portion of a warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding common stock after exercise, as such percentage ownership is determined in accordance with the terms of the warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%.

The terms of the warrants will be governed by the warrant agent agreement entered into between the Company and Vstock Transfer, LLC (the “Warrant Agent Agreement”). See “Description of Securities–Common Warrants.”

Shares of Common Stock outstanding after this offering (1)	18,770,540 shares (assuming no sale of any Pre-Funded Units, the exercise of Common Warrants, and the Underwriters do not exercise their over-allotment option).

Over-Allotment Option	We have agreed to grant the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 545,454 shares of common stock (15% of the shares sold as part of the Units in this offering) and/or 545,454 Common Warrants (15% of the Common Warrants sold as part of the Units and/or Pre-Funded Units in this offering) and/or 545,454 Pre-Funded Warrants (15% of the Pre-Funded Warrants sold in this offering), to cover over-allotments, if any.

Representative’s Warrants	The registration statement of which this prospectus is a part also registers for sale the common stock issuable pursuant to the warrants to purchase up to five percent (5%) of the aggregate number of Units and Pre-Funded Units (if any) issued in this offering to be issued to Alexander Capital, L.P., as representative of the underwriters (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the period commencing 180 days from the commencement of sales of this offering and expiring five years thereafter at an exercise price of $1.21 per share (equal to 110% of the assumed public offering price per share). See “Underwriting — Representative’s Warrants.”

Use of Proceeds	We will receive approximately $3.24 million ($3.71 million if the underwriters exercise their over-allotment opinion in full for shares of common stock), after deducting estimated underwriting discounts and commissions and our estimated offering expenses and based on the assumed public offering price of $1.10 per Unit (the last reported sale price of our common stock on The Nasdaq Capital Market on June 10, 2024).

We currently intend to use the net proceeds from the sale of the securities under this prospectus for working capital and general corporate purposes, which will include repayment of debt. We reserve the right, at the sole discretion of our management, to reallocate the proceeds of this offering in response to developments in our business and other factors. See “Use of Proceeds.”

Warrant Agent	Vstock Transfer, LLC will be serving as the warrant agent for the Common Warrants and Pre-Funded Warrants issued in this offering pursuant to a warrant agent agreement between us and Vstock Transfer, LLC.

Lock-Up Agreements	Our executive officers, directors and 5% or more stockholders have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering without the prior written consent of the Representative. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus and under similar headings in the other documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Trading Symbol	Our common stock is listed on the Nasdaq Capital Market under the trading symbol “LRHC.” There is no established public trading market for the Common Warrants and Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to have the Common Warrants or Pre-Funded Warrants listed on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect the liquidity of the Common Warrants or Pre-Funded Warrants will be limited.

(1)	Based on 15,134,177 shares outstanding as of June 11 2024, and excluding the following:

●	961,687 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $3.09 per share;

●	3,655,310 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $1.78 per share;

●	15,111 shares of our common stock issuable upon the vesting of restricted stock units;

●	4,046,534 shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan;

●	3,667,017 shares reserved for any shares issuable upon the conversion of a 13% $1,052,631.58 senior secured note and the exercise of related warrants, dated February 20, 2024;

●	4,584,504 shares reserved for any shares issuable upon the conversion of the 13% $1,316,000 senior secured note and the exercise of related warrants, dated April 1, 2024; and

●	169,491 shares of our common stock issuable upon the exercise of the Representative’s Warrants (or 194,915 shares if the Representative exercises the over-allotment option in full for common stock).

This prospectus assumes, unless stated otherwise, that the offering will exclusively comprise sales of common stock, without the issuance of Pre-Funded Units, no exercise of any Common Warrants underlying Units or the Underwriters’ over-allotment option or the exercise of the Representative’s Warrants to be provided to the Representative as compensation in connection with this offering.

RISK FACTORS

The risks and uncertainties described therein and below could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. The risks described below and contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.” If we are unable to continue as a going concern, our securities will have little or no value.

Although our audited financial statements for the years ended December 31, 2023 and 2022, were prepared under the assumption that we would continue our operations as a going concern, the report of our independent registered public accounting firm that accompanies our financial statements for the years ended December 31, 2023 and 2022, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern, based on that we have incurred recurring net losses, and our operations have not provided net positive cash flows.

We plan on continuing to expand via acquisition, which we believe will us achieve future profitability, and we intend to raise capital from outside investors, as we have done in the past, to fund operating losses and to provide capital for further business acquisitions. However, there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financings or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. If we cannot continue as a going concern, our stockholders would likely lose most or all of their investment in us.

We have a limited operating history with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow down as our business matures and may slow down due to the recent antitrust litigation.

We began operations in 2021. As a result of our limited operating history, we have limited financial data that can be used to evaluate our current business, and such data may not be indicative of future performance. We have encountered, and expect to continue to encounter, risks and difficulties frequently experienced by growing companies, including challenges in financial forecasting accuracy, hiring of experienced personnel, hiring of technology employees, determining appropriate investments, developing new products and features, assessing legal and regulatory risks, among others. Any evaluation of our business and prospects should be considered in light of our limited operating history, and the risks and uncertainties inherent in investing in early-stage companies. In addition, recent settlements of litigation based on alleged violations of federal and state antitrust laws may have an adverse impact on our potential growth.

We may not realize the expected benefits of our recent acquisitions because of integration difficulties and other challenges.

The success of our recent acquisitions will depend, in part, on our ability to realize the anticipated revenue, cost-savings, tax, collaboration and other synergies from integrating our two recent acquisitions with our existing business. The integration process may be complex, costly, and time-consuming. We may not accomplish the integration smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the share exchanges and could adversely affect our business. In addition, the integration efforts could divert the focus and resources of the management of the Company from other strategic opportunities and operational matters during the integration process.

Risks Related to the Ownership of Securities

Our failure to maintain our compliance with Nasdaq’s continued listing standards or other requirements could result in our common stock being from Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

Our common stock is currently listed on the Nasdaq Capital Market on Nasdaq under the symbol “LRHC.” Nasdaq requires listed issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders.

On November 24, 2023, Nasdaq notified us that we had no longer met Nasdaq Listing Rule 5550(b)(2) requiring the Company to maintain a minimum market value of listed securities (“MVLS”) of $35 million based on the Company’s MVLS for the prior 30 consecutive business days. Nasdaq Rule 5550 requires a Nasdaq-listed company to meet at least one of the continued listing standards under Nasdaq Rule 5550(b), including having a (i) stockholders’ equity of at least $2.5 million (the “Equity Standard”), (ii) the MVLS standard; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years. Nasdaq had given us 180 days to regain compliance under Nasdaq Rule 5550, or until May 22, 2024. On April 18, 2024, Nasdaq notified us that we had regained compliance with Nasdaq Rule 5550 by satisfying the Equity Standard under Listing Rule 5550(b).

If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your shares.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock could cause the market price of our common stock to decline and would result in the dilution of your holdings.

Future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock could cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur could adversely affect the market price of our common stock.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to other borrowings we may make would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock with respect to the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering or borrow money from lenders will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our securities.

Concentration of ownership of our voting stock by Mr. La Rosa will prevent new investors from influencing significant corporate decisions.

Based on our common stock outstanding as of June 11, 2024, Mr. La Rosa has voting power of approximately 74% of our outstanding voting stock. As a result, Mr. La Rosa, our President and Chief Executive Officer, Chairman of the Board of Directors, and majority stockholder, controls all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of Mr. La Rosa may not coincide with the interests of other stockholders.

Mr. La Rosa may have interests different than yours and may vote in a way with which you disagree and that may be adverse to your interests. In addition, Mr. La Rosa’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their common stock. In addition, he may want the Company to pursue strategies that deviate from the interests of other stockholders. Investors should consider that the interests of Mr. La Rosa may differ from their interests in material respects.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could adversely affect our public stockholders.

We are and, upon the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Listing Rule 5615(c)(1) and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our shares to be less attractive to certain investors or otherwise harm our trading price.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our Amended and Restated Articles of Incorporation authorize us to issue up to 50,000,000 shares of “blank check” preferred stock, meaning our Board of Directors can designate the rights and preferences of classes or series of such preferred stock without stockholder approval. Any preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. There can be no assurance that we will not issue preferred stock in the future.

We may need but be unable to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and, in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our common stock.

Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock and warrants will be stable or appreciate over time.

The price of our common stock may be adversely affected by the future issuance and sale of shares of our common stock or other equity securities.

We cannot predict the size of future issuances or sales of our common stock or other equity securities, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or announcement that such issuances and sales may occur could adversely affect the market price of our common stock.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all our earnings in the foreseeable future will be used to provide working capital to support our operations and to finance the growth and development of our business. Any decision to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws, and dependent upon several factors, including our earnings, capital requirements, and overall financial conditions. In addition, terms of any future debt or preferred securities may further restrict our ability to pay dividends on our common stock. Accordingly, your only opportunity to achieve a return on your investment in our common stock may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

Our management will have broad discretion in how to use the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no public market for the Common Warrants and Pre-Funded Warrants and none is expected to develop.

There is no public trading market for the Common Warrants and Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants and the Pre-Funded Warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants and the Pre-Funded Warrants will be limited.

Holders of the Common Warrants and the Pre-Funded Warrants will have no rights as holders of common stock until they exercise their Common Warrants or Pre-Funded Warrants and acquire common stock.

The Common Warrants and Pre-Funded Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Until holders of Common Warrants or Pre-Funded Warrants acquire shares of common stock upon exercise of such warrants, the holders of such warrants will have no rights with respect to the shares of our common stock issuable upon exercise of such warrants. Specifically, commencing on the date of issuance, holders of the Common Warrants may exercise their right to acquire the common stock and pay an exercise price of $1.21 per share (110% of the offering price per Unit), from time to time, until the fifth anniversary from the date of issuance, after which date any unexercised Common Warrants will expire and have no further value. Holders of the Pre-Funded Warrants may exercise their right to acquire the common stock and pay an exercise price of $0.01 per share, from time to time, until all of the Pre-Funded Warrants have been exercised. Upon exercise of the Common Warrants and Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

Since the Common Warrants and Pre-Funded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Common Warrants and Pre-Funded Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their warrants or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Provisions of the Common Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Common Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants. These and other provisions of the Common Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may amend the terms of the Common Warrants in a way that may be adverse to holders with the approval by the holders of a majority of the then outstanding Common Warrants.

The Warrant Agent Agreement provides that the terms of the Common Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments, including any amendment to increase the exercise price of the Common Warrants or shorten the exercise period of the Common Warrants, shall require the written consent of the registered holders of a majority of the then outstanding Common Warrants which may be contrary to your interests.

Our Warrant Agent Agreement designates the courts of the Supreme Court of the State of New York, sitting in the City and County of New York, or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Common Warrants, which could limit the ability of holders of Common Warrant to obtain a favorable judicial forum for disputes with our Company.

Our Warrant Agent Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agent Agreement, including under the Securities Act, will be brought and enforced in the Supreme Court of the State of New York, sitting in the City and County of New York, or in the United States District Court for the Southern District of New York, or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agent Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agent Agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agent Agreement, is filed in a court other than courts of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Common Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as an agent for such warrant holder.

This choice-of-forum provision may limit the ability of a holder of a Common Warrant to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agent Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable and will have no expiration date and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the federal securities laws, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $3.24 million (or approximately $3.71 million if the Over-Allotment Option is exercised in full for shares of Common Stock), after deducting estimated underwriting discounts and commissions and our estimated offering expenses, and based on the assumed public offering price of $1.1 per Unit (the last reported sale price of our common stock on The Nasdaq Capital Market on June 10, 2024).

A $1.00 increase (decrease) in the assumed public offering price of $1.10 per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $3.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, an increase (decrease) of 100,000 in the number of Units and/or Pre-Funded Units, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by $0.1 million, assuming the assumed public offering price of $1.10 per Unit remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of the securities under this prospectus for working capital and general corporate purposes, including the repayment of debt. Specifically, we intend to use approximately 34% of the net proceeds (approximately $1.1 million) to prepay in full a senior secured convertible note issued to an accredited investor on February 20, 2024, in the aggregate principal amount of $1,052,631.58 for a purchase price of $1,000,000. The outstanding principal amount under the note bears interest at a rate of 13% per annum and matures on the first anniversary of the issuance date, February 20, 2025. The Company used the net proceeds from the sale of the note for general corporate purposes and working capital purposes.

The foregoing discussion assumes the sale of Units only and no exercise of the Common Warrants forming part of the Units. The sale of Pre-Funded Units, which, if sold, would reduce the number of shares of common stock that we are offering that are part of the Units on a one-for-one basis and hence reduce the net proceeds accordingly.

We reserve the right, at the sole discretion of our management, to reallocate the proceeds of this offering in response to developments in our business and other factors.

Pending the use of the proceeds as described above, we intend to invest the net proceeds of this offering in short-term interest-bearing investment grade instruments.

The amounts and timing of our actual expenditures will depend on numerous factors, including the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises. We may raise additional capital through additional public or private financings, the incurrence of debt and other available sources.

DIVIDENDS AND DIVIDEND POLICY

We have not declared or paid any cash dividends on its publicly traded common stock after the completion of our initial public offering in October 2023. We currently intend to retain earnings and profits, if any, to support our business strategy and do not intend to pay any cash dividends within the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board of Directors and will depend upon our financial and operating results, capital requirements, general business conditions, and any other factors that our Board of Directors deems relevant.

DILUTION

If you invest in this offering, you will experience immediate and substantial dilution to the extent of the difference between the offering price per Unit paid in this offering (or the offering price per Pre-Funded Unit, as applicable), in each case excluding shares of common stock issuable upon exercise of the Common Warrants and Pre-Funded Warrants being offered in this offering and the payment of the exercise price therefor, and the adjusted net tangible book value per share of our common stock as of March 31, 2024, as adjusted to give effect to this offering.

Our net tangible book value per share of common stock is determined by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. The historical net tangible book value (deficit) as of March 31, 2024 was approximately ($1.8) million, or ($0.12) per share of common stock, based on 14,252,716 shares of common stock outstanding at March 31, 2024.

After giving effect to the sale of 3,636,363 Units (excluding shares of common stock issuable upon exercise of the Common Warrants included in the Units and no sale of any Pre-Funded Units offered in this offering) at the assumed public offering price of $1.10 per Unit and after deducting estimated offering expenses payable by us and underwriting discounts), our as adjusted net tangible book value as of March 31, 2024 would have been approximately $1.5 million, or $0.08 per share of common stock. This represents an immediate increase in net tangible book value of $0.20 per share to existing stockholders and immediate dilution of $1.02 per share to investors purchasing Units in this offering at the offering price. The following table illustrates this dilution on a per share basis:

Assumed offering price per share of Unit		$1.10
Historical net tangible book value (deficit) per share as of March 31, 2024	$(0.12)
Increase in net tangible book value per share attributable to this offering	$0.20
As adjusted net tangible book value per share after giving effect to this offering based on assumed offering price of $1.10 per Unit		$0.08
Dilution per share to new investors		$1.02

The discussion and table above assume no exercise of the Common Warrants or Pre-Funded Warrants sold in this offering.

Each $1.00 increase (decrease) in the assumed public offering price of $1.10 per Unit would increase (decrease) the as adjusted net tangible book value by $0.18 per share of common stock and the dilution to new investors by $0.82 per Unit, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of 10% in the number of Units offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value by approximately $0.4 million, or approximately $0.02 per share of common stock, and decrease the dilution per share to investors in this offering by approximately $0.02 per share, assuming that the assumed public offering price per Unit remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a reduction in the number of Units offered by us by 10%, as set forth on the cover page of this prospectus, would decrease our as adjusted net tangible book value by approximately $0.4 million, or approximately $0.02 per share, and increase the dilution per share to investors in this offering by approximately $0.02 per share of common stock, assuming that the assumed public offering price per Unit remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of Units that we offer in this offering, and other terms of this offering determined at pricing.

The above discussion and table do not take into account further dilution to investors purchasing our common stock in this offering that could occur upon the exercise of outstanding options and warrants, or the conversion of convertible securities, having a per share exercise or conversion price less than the public offering price per Unit in this offering. To the extent that outstanding options, warrants or other shares are issued, investors purchasing our Units and/or Pre-Funded Units in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of our common stock, including through the sale of securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in further dilution to our stockholders, including investors purchasing our common stock in this offering.

The table above and discussion above are based on 14,252,716 shares of our common stock outstanding as of March 31, 2024, but does not include, as of such date:

●	659,387 shares of our common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $3.31 per share;

●	3,605,310 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $1.79 per share;

●	4,000 shares of our common stock issuable upon the vesting of restricted stock units; and

●	4,046,681 shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the Nasdaq Capital Market under the symbol “LRHC.” A description of our common stock is set forth under the heading “Description of Securities”.

The last reported sale price for our common stock on June 10, 2024, as reported by Nasdaq, was $1.10 per share.

Holders

As of June 11, 2024, we had 205 record holders of our common stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Transfer Agent and Warrant Agent

Our transfer agent and registrar for our common stock is Vstock Transfer, LLC located at 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436. Vstock Transfer, LLC will also serve as the Warrant Agent for the Common Warrants and Prefunded Warrants pursuant to a Warrant Agent Agreement we will enter into with Vstock Transfer, LLC before the consummation of this offering.

No Market for Common Warrants or Pre-Funded Warrants

There is no established public trading market for the Common Warrants and Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to have the Common Warrants or Pre-Funded Warrants listed on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect the liquidity of the Common Warrants or Pre-Funded Warrants will be limited.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 300,000,000 shares, consisting of 250,000,000 shares of common stock, with a par value of $0.0001 per share, and 50,000,000 shares of “blank check” preferred stock, with a par value of $0.0001 per share.

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Articles of Incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of June 11, 2024, 15,134,177 shares of common stock and 2,000 shares of Series X Super Voting Preferred Stock were issued and outstanding.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our articles of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our Board to issue up to 50,000,000 shares of preferred stock in one or more series to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Series X Super Voting Preferred Stock

On July 29, 2021, we filed our Amended and Restated Articles of Incorporation with the Secretary of State of Nevada designating 2,000 shares of the authorized preferred stock as “Series X Super Voting Preferred Stock” and issued 100% of the Super X Super Voting Preferred Stock to Mr. Joseph La Rosa, our Chief Executive Officer, President and Chairman.

The holder of our Series X Super Voting Preferred Stock is entitled to the following rights:

Voting Rights. Each share of our Series X Super Voting Preferred Stock entitles its holder to 10,000 votes per share and votes with our common stock as a single class on all matters to be voted or consented upon by the stockholders.

Conversion. The Series X Super Voting Preferred Stock is not convertible into common stock or any other securities of the Company.

Dividend Rights. The holders of our Series X Super Voting Preferred Stock are not entitled to any dividend rights or to participate in dividends paid on the Company’s common stock.

Liquidation Rights. The holders of the Series X Super Voting Preferred Stock are not entitled to any liquidation preference.

Warrants and Options

As of June 11, 2024, nine (9) warrants covering 961,687 shares of common stock and sixteen (16) outstanding options covering 3,655,310 shares of common stock were outstanding.

Common Warrants Offered in this Offering

Overview

The following summary of certain terms and provisions of the Common Warrants included in the Units offered hereby is not complete and is subject to and qualified in its entirety by, the provisions of the Warrant Agent Agreement and the form of Common Warrant which are filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement, including the exhibits attached thereto, and the form of Common Warrant.

Exercise Price

The exercise price per whole share of common stock purchasable upon exercise of the Common Warrants is $1.21 per share (110% of the assumed public offering price per Unit). The number of shares underlying the Common Warrants and the exercise price of the Common Warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. However, the Common Warrants will not be adjusted for issuances of common stock at prices below its exercise price.

Exercisability

The Common Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Common Warrants may be exercised upon surrender of the Common Warrant certificate on or prior to the expiration date at the offices of the Company by utilizing the exercise form on the reverse side of the Common Warrant certificate completing and executing as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Common Warrants being exercised. Under the terms of the Common Warrants, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the Common Warrants until the expiration of the Common Warrants.

Exercise Limitation

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Common Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Warrants. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to those purchasers to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Anti-Dilution Protection

The Common Warrants shall be subject to a onetime anti-dilution price protection. This means that in the event that the Company issues or sells shares of its Common Stock in connection with any equity financing at a price per share that is less than the current exercise price of the Common Warrants one time at any time after the issuance of the Common Warrants, the exercise price of the outstanding Common Warrants will be adjusted downward to equal the lower issuance price. For the purposes of this provision, the issuance of Common Stock shall not be deemed to include the issuance of securities upon the exercise of this Warrant, the issuance of securities in connection with any option plan, employee benefit plan or other equity incentive plan of the Company, or the issuance of securities as consideration for acquisitions or strategic transactions approved by a majority of the directors of the Company. Notwithstanding the foregoing or anything contained in the Common Warrants, the exercise price of the Common Warrants shall not be reduced to less than $[•] under any circumstances.

Transferability

Subject to applicable laws, the Common Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established public trading market for the Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Common Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active trading market, the liquidity of the Common Warrants will be limited.

Warrant Agent; Global Certificate

The Common Warrants will be issued in registered form under a Warrant Agent Agreement between the Warrant Agent and us. The Common Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, Vstock Transfer, LLC, will serve as the warrant agent (the “Warrant Agent”).

Fundamental Transactions

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization, or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Common Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Warrants. If, upon exercise of the Common Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price, or round down to the next whole share. If multiple Common Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Rights as a Stockholder

Holders of Common Warrants do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Common Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Common Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law

The Common Warrants are governed by the law of the State of New York.

Pre-Funded Warrants Offered in this Offering

The following is a summary of the material terms and provisions of the Pre-Funded Warrants included in the Pre-Funded Units that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Pre-Funded Warrants, which has been provided to the investors in this offering and which filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants. All Pre-Funded Warrants will be issued in certificated form.

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into our Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.01. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise (the “Pre-Funded Warrant Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to those purchasers to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

If at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for issuance of, the shares issuable upon the exercise of the Pre-Funded Warrants, the holders may exercise their Pre-Funded Warrants on a cashless basis. When exercised on a cashless basis, a portion of the Pre-Funded Warrant is canceled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Certain Adjustments

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be proportionally adjusted upon the occurrence of specific events, including stock dividends, stock splits, combinations and certain recapitalizations of our common stock.

Rights Upon Distribution of Assets; Purchase Rights

If we distribute assets, including cash dividends, any securities (other than a stock dividend described under “— Certain Adjustments”), or other property, to our stockholders, holders of Pre-Funded Warrants shall be entitled to participate in such distribution to the same extent that such holder would have participated had the holder held the number of shares of common stock acquirable upon complete exercise of its warrant. If such distribution would cause such holder to exceed the Pre-Funded Warrant Beneficial Ownership Limitation, the holder will not be entitled to participate in the distribution to such extent that the Pre-Funded Warrant Beneficial Ownership Limitation would be exceeded and the distribution will be held in abeyance for the holder’s benefit until such time or times, if ever, as would not result in the holder exceeding the Pre-Funded Warrant Beneficial Ownership Limitation.

If we grant, issue, or sell pro rata to our stockholders any options, convertible securities, or rights to purchase stock, warrants, securities, or other property, the Pre-Funded Warrant holders will be entitled to acquire such purchase rights to the same extent such holder would have acquired had the holder held the number of shares of common stock acquirable upon complete exercise of its warrant. If such right to participate in any such purchase rights would cause such holder to exceed the Pre-Funded Warrant Beneficial Ownership Limitation, then the holder will not be entitled to participate in such purchase right to such extent that the Pre-Funded Warrant Beneficial Ownership Limitation would be exceeded such purchase right, to the extent necessary to prevent such occurrence, will be held in abeyance for the holder’s benefit until such time or times, if ever, as would not result in the holder exceeding the Pre-Funded Warrant Beneficial Ownership Limitation.

Transferability

Subject to applicable laws and restrictions, a holder may transfer a Pre-Funded Warrant upon surrendering their Pre-Funded Warrants to us with a duly executed assignment in the form attached to the Pre-Funded Warrant. The transferring holder will be responsible for any tax liability that may arise as a result of the transfer.

Exchange Listing

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Warrant Agent; Global Certificate

The Pre-Funded Warrants will be issued in registered form under a Warrant Agent Agreement between the Warrant Agent and us. The Pre-Funded Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, Vstock Transfer, LLC, will serve as the warrant agent.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transactions

In the event we effect certain mergers, consolidations, sales of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our common stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding shares of our common stock, or any person or group becomes the beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding common stock, then, upon any subsequent exercise of the Pre-Funded Warrants, the holders of the Pre-Funded Warrants will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise of the Pre-Funded Warrants.

Amendments and Waivers

The provisions of each Pre-Funded Warrant may be modified or amended, or the provisions thereof may be waived with the written consent of the holder and us.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Pre-Funded Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall or shall cause, at our option, the payment of a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Pre-Funded Warrant per whole share or round such fractional share up to the nearest whole share.

Governing Law

The Common Warrants are governed by the law of the State of New York.

Possible Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and bylaws

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444 of the Nevada Revised Statutes, or the NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with an “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation not to be subject to these provisions. We have not elected to opt out of these provisions, and if we meet the definition of a resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or, within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that, directly or indirectly through one or more intermediaries, is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and the combination or transaction by which the person first became an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. The prohibition extends beyond the expiration of the two-year period, unless the combination meets all of the requirements of the resident domestic corporation’s articles of incorporation and (a) the combination or transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (b) the combination is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

The business combination provisions do not apply to a person after the expiration of four years after the person first became an interested stockholder.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada appearing on the stock ledger of the corporation at all times during the 90 days immediately preceding the determination date, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect not to be governed by, or “opt out” of, the control shares provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the tenth (10th) day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the tenth (10th) day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Amended and Restated Articles of Incorporation and Bylaws

Our Amended and Restated Articles of Incorporation and bylaws contains provisions that could make it more difficult to acquire control of our Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock. We believe that the availability of the “blank check” preferred stock under our Amended and Restated Articles of Incorporation provides us with flexibility in addressing corporate issues that may arise. Our Board of Directors has the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger, or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our Company.

Election and Removal of Directors. Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors. Our Amended and Restated Articles of Incorporation does not provide for a classified Board of Directors or cumulative voting in the election of directors. Under our bylaws, subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Size of Board and Vacancies. The authorized number of directors of the corporation shall be fixed by our Board of Directors from time to time. Directors need not be stockholders. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Vacancies occurring on our Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office only until the next election of one or more directors by the stockholders.

Amendment. The Board of Directors is expressly empowered to adopt, amend or repeal our bylaws. The stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Articles of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Special Meetings of Stockholders. Special meetings of the stockholders may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by directors representing a quorum of the Board of Directors or (iv) by the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

Dividend Policy

We will not distribute cash to our common stock stockholders until the Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary contains a description of some of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock and warrants.

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of purchasing, owing and disposing of shares of our common stock and warrants. This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder.

The summary does not address any U.S. tax matters other than those specifically discussed. The summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations (including temporary regulations) issued thereunder, judicial decisions and administrative rulings and pronouncements and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

The discussion below applies only to U.S Holders holding shares of our common stock and warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. Holders who, in light of their particular circumstances, may be subject to special tax rules, including without limitation:

●	insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, brokers or dealers in securities or foreign currencies, banks and other financial institutions, mutual funds, retirement plans, traders in securities that elect to mark-to-market, certain former U.S. citizens or long-term residents;

●	U.S. Holders that are classified for U.S. federal income tax purposes as partnerships and other pass-through entities and investors therein;

●	U.S. Holders who hold shares as part of a hedge, straddle, constructive sale, conversion, or other integrated or risk-reduction transaction, as “qualified small business stock,” within the meaning of Section 1202 of the Code or as Section 1244 stock for purposes of the Code;

●	U.S. Holders who hold shares through individual retirement or other tax-deferred accounts;

●	U.S. Holders that have a functional currency other than the U.S. dollar;

●	U.S. Holders who are subject to the alternative minimum tax provisions of the Code or the tax on net investment income imposed by Section 1411 of the Code;

●	U.S. Holders who acquire common stock pursuant to any employee share option or otherwise as compensation;

●	U.S. Holders required to accelerate the recognition of any item of gross income with respect to their holding of shares of our common stock as a result of such income being recognized on an applicable financial statement; or

●	U.S. Holders who hold or held, directly or indirectly, or are treated as holding or having held under applicable constructive attribution rules, 10% or more of our shares, measured by voting power or value.

Any such U.S. Holders should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” means a holder of shares of our common stock or warrants that is or is treated, for U.S. federal income tax purposes, as

●	an individual citizen or resident of the United States;

●	a corporation or (other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia, or any entity treated as such for U.S. federal income tax purposes;

●	an estate or trust whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election in effect under applicable Treasury Regulation to be treated as a “United States person” under the Code.

If a partnership or other pass-through entity (including any entity or arrangement treated as such for purposes of U.S. federal income tax law) holds our shares, the tax treatment of a partner of such partnership or member of such entity will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other pass-through entities holding our shares, and any person who is a partner or member of such entities should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the shares.

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES.

Tax Treatment of the Pre-Funded Warrants

We intend to treat our Pre-Funded Warrants as a class of our common stock for U.S. federal income tax purposes. However, our position is not binding on IRS and the IRS may treat the Pre-Funded Warrants as warrants to acquire shares of our common stock. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Pre-Funded Warrants. The following discussion assumes our Pre-funded Warrants are properly treated as a class of our common stock.

Exercise or Expiry of Pre-Funded Warrants and Common Warrants

No gain or loss will be realized on the exercise of a Pre-Funded Warrant or Common Warrant. When a Pre-Funded Warrant or Common Warrant is exercised, the U.S. Holder’s cost of the share of common stock acquired thereby will be equal to the U.S. Holder’s adjusted cost basis of the Pre-Funded Warrant or Common Warrant plus the exercise price paid for the acquired shares of common stock. The expiry of an unexercised Pre-Funded Warrant or Common Warrant will generally give rise to a capital loss equal to the adjusted cost basis to the U.S. Holder of the expired Pre-Funded Warrant or Common Warrant. The holding period of the shares of common stock acquired upon the exercise of a Pre-Funded Warrant or Common Warrant includes the holding period of the Pre-Funded Warrant or Common Warrant.

Allocation of Purchase Price and Tax Basis

For United States federal income and other applicable tax purposes, each purchaser of Units or Pre-Funded Units in this offering must allocate its purchase price between each component (i.e. the shares of common stock or Pre-Funded Warrants, respectively, and Common Warrants) based on the relative fair market value of each at the time of issuance. These allocated amounts will be the holder’s tax basis in each component. Because each investor must make its own determination of the relative value of each component of the Units and Pre-Funded Units, we urge each investor to consult their tax advisor in connection with this analysis.

Distributions

As described in the section titled “Dividend Policy”, we have not declared or paid cash dividends on our common stock after the completion of our initial public offering in October 2023 and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions in cash or other property on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and any remaining amounts will be treated as gain from the sale or other disposition of stock as described below under “—Sale, Exchange or Other Taxable Dispositions of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exceptions. Any dividends that we pay to a U.S. holder that is a corporation may qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange or Other Taxable Dispositions of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of shares of our common stock and warrants. The amount of gain or loss will equal the difference between the amount realized on the sale, exchange or other disposition and such U.S. holder’s adjusted tax basis in such shares or warrants. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares of common stock or warrants for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax on Net Investment Income

Individual U.S. Holders with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly) may be subject to an additional 3.8% Medicare tax on some or all of such U.S. Holder’s “net investment income.” Net investment income generally includes income from the shares unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this tax may have, if any, on your acquisition, ownership or disposition of shares of our common stock.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement (the “underwriting agreement”) with Alexander Capital, L.P. as the representative (the “Representative”) of the underwriters named therein. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters have agreed, severally and not jointly, to purchase from us the number of Units and Pre-Funded Units set forth opposite their names in the following table.

Underwriter	Number of Units	Number of Pre-Funded Units
Alexander Capital, L.P.
Total	100	100

The underwriters are committed to purchasing all of the securities offered by us other than those covered by the over-allotment option described below if they purchase any securities. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

The underwriters are offering the securities subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Representative has advised us that the underwriters propose initially to offer the securities to the public at the public offering prices set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of [●]% per Unit and [●]% per Pre-Funded Unit. After the public offering, the public offering prices, the concession and discount may be changed.

Over-Allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an additional 545,454 shares of common stock (15% of the shares sold as part of the Units in this offering) and/or 545,454 Common Warrants (15% of the Common Warrants sold as part of the Units and/or Pre-Funded Units in this offering) and/or 545,454 Pre-Funded Warrants (15% of the Pre-Funded Warrants sold in this offering) at the public offering price per Unit or Pre-Funded Unit set forth on the cover page hereto less the underwriting discounts and commissions. The purchase price to be paid per additional share of common stock will be equal to the public offering price of one Unit less underwriting discount and commissions, the purchase price to be paid per Common Warrant will be $0.01 and the purchase price to be paid per Pre-Funded Warrant will be equal to the public offering price of one Pre-Funded Unit. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of shares of commons stock, Common Warrants or Pre-Funded Warrants as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock, Common Warrants and Pre-Funded Warrants listed next to the names of all underwriters in the preceding table. If any additional shares of common stock, Common Warrants or Pre-Funded Warrants are purchased, the underwriters will offer these shares on the same terms as those on which the other securities are being offered.

Underwriting Discounts, Commissions and Expenses

The following table shows the per share and total offering price, underwriting discounts and commissions and proceeds, before expenses, to us from the sale of Units and Pre-Funded Units.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions (8%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay all of the expenses relating to the offering, including, but not limited to, (a) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in the offering (including the shares of common stock issuable upon exercise of the over-allotment option) with the Securities and Exchange Commission; (b) all filing fees associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of the shares of common stock on the Nasdaq Capital Market, (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered in the offering under the securities laws of such foreign jurisdictions as the we and the Representative together determine; (e) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (f) the costs of preparing, printing and delivering certificates representing the Securities; (g) fees and expenses of the transfer agent for the securities; (h) stock transfer and/or stamp taxes, if any, payable upon the transfer of the Securities from the Company to the underwriters; (i) the cost associated with the Representative’s use of book-building and compliance software for the offering; (j) reasonable and documented fees and disbursements of the counsel to the underwriters up to a maximum of $75,000; (k) background checks of the Company’s officers and directors; (l) the cost of preparation of bound volumes and Lucite cube mementos in such quantities as the Representative may reasonably request; and (m) actual accountable road show expenses for the offering; provided that these actual accountable expenses shall not exceed $125,000 (including the fees and disbursements of the underwriters’ counsel).

We have agreed to pay to the Representative a non-accountable expense allowance of one percent (1%) of the gross proceeds of the offering at the closing of the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts, will be approximately $[●].

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities to any accounts over which it has discretionary authority.

Representative’s Warrants

We have agreed to issue to the Representative or its designees, at the closing of this offering, warrants to purchase shares of common stock equal to five percent (5%) of the aggregate number of shares of common stock and Pre-Funded Warrants issued in this offering. The Representative’s Warrants will be exercisable at an exercise price of $[●] per share (110% of the public offering price per Unit). The Representative’s Warrants will be exercisable, in whole or in part, which may be by “cashless exercise” under certain conditions, commencing on the six-month anniversary of the date of the commencement of the sale of the public securities in this offering and will expire on the fifth anniversary of the effective date of the registration statement related to the offering. In the event the shares of common stock issuable upon exercise of the Representative’s Warrants are not subject to an effective registration statement, the Representative shall have registration rights (including a one-time demand registration right at our expense and “piggyback” registration rights that in each case expire 5 years from the commencement of sales of this offering) and customary anti-dilution provisions as permitted under FINRA Rule 5110(g)(8).

The Representative’s Warrants are deemed underwriting compensation by FINRA and are, therefore, subject to a 180-day lockup pursuant to FINRA Rule 5110(e)(1). Accordingly, the Representative’s Warrants and the shares of common stock issuable upon exercise of the Representative’s Warrants may not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of six months immediately following the commencement of sales of shares of common stock in the public offering.

Lock-Up Agreements

We, all of our directors and officers and all of our stockholders holding 5% or more shares of our common stock have agreed, subject to certain exceptions discussed below, not to (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of the underwriter, for a period of 180 days after the date of the pricing of the offering (the “Lock-Up Period”).

The foregoing restrictions will not apply to (i) the shares of common stock, Common Warrants and Pre-Funded Warrants to be sold under this prospectus, (ii) the shares of common stock to be issued pursuant to the exercise of any Common Warrants and Pre-Funded Warrants sold under this prospectus, (iii) the Representative’s Warrants; (iv) the issuance of common stock upon the exercise of options and warrants, upon the vesting of restricted stock units or other outstanding convertible or exchangeable securities disclosed as outstanding in the registration statement of which this prospectus is a part, the time of sale disclosure package, and the final prospectus, (v) the issuance of equity and equity-linked awards pursuant to Company’s 2022 Equity Incentive Plan (or successor plan approved by the board of directors and stockholders of the Company) to eligible participants thereunder; provided that any grants awards under such plan shall vest no sooner than the expiration of the Lock-Up Period and shall not include the repricing of outstanding options awards or the conversion features of outstanding convertible securities, (vi) the filing of a registration statement on Form S-8 or S-3, or any successor form thereto, (vii) the issuance of unregistered securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company.

The Representative, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, the Representative will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

Right of First Refusal

For a period of twelve months from the closing date of this offering, the Representative will have a right of first refusal to act as our placement agent or underwriter for any future public and private equity and debt offerings, including any equity-linked financings, except as it relates to commercial debt, on terms and conditions customary to the Representative for such transactions. The Company shall provide written notice to the Representative with the terms of such offering and if the Representative fails to accept in writing any such proposal within ten (10) business days after receipt of such written notice, then the Representative will have no claim or right with respect to any such offering(s). If the Representative or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature; provided, however, if the underwriting agreement is terminated for cause by the Company, the right of first refusal shall be terminated as provided in FINRA Rule 5110(g)(5)(B).

Tail Financing

We have agreed that the Representative shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors whom the Representative had introduced to the Company during our engagement period with the Representative if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of our engagement letter with the Representative for this offering; provided, however, if the underwriting agreement is terminated for cause by the Company, no fee shall be payable by the Company to the Representative for any Tail Financing as provided in FINRA Rule 5110(g)(5)(B).

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the website maintained by the underwriters, and the underwriters may distribute the prospectus electronically. The underwriters may agree to allocate a number of shares of common stock and Pre-Funded Warrants for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on this website is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as an underwriter, and should not be relied upon by investors.

Listing

Shares of our common stock are listed on The Nasdaq Capital Market under the symbol “LRHC.” There is no established public trading market for the Common Warrants and Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to list the Common Warrants or Pre-Funded Warrants on The Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involves purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriter sells more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be affected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our securities on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services, Certain of the underwriters and their respective affiliates may have provided and may in the future provide, a variety of these services to us and our affiliates and entities with relationships with us, for which they have received, or will receive, customary fees and expenses.

SELLING RESTRICTIONS

Other than in the United States of America, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock and Pre-Funded Warrants under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 — 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The Company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. The Company has not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the Company’s common stock and Pre-Funded Warrants to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, the Company may request, as a condition to be offered common stock and Pre-Funded Warrants, that Qualified Investors will each represent, warrant and certify to the Company and/or to anyone acting on its behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock and Pre-Funded Warrants; (iv) that the shares of common stock and Pre-Funded Warrants that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

United Kingdom

This prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of shares may be made to the public in that Member State other than:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and the Company that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the securities to be offered to enable an investor to decide to purchase securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of securities on our behalf or on behalf of the underwriters.

EXPERTS

The 2023 consolidated financial statements of La Rosa Holdings Corp. included in La Rosa Holdings Corp.’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, have been audited by Marcum LLP, the independent registered public accounting firm for the Company, as set forth in their report thereon which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and is incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. Lucosky Brookman LLP is acting as counsel to the underwriters in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be obtained from the website that the Securities and Exchange Commission maintains at www.sec.gov. We file annual, quarterly, and current reports and other information with the Securities and Exchange Commission.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to ‘incorporate by reference’ into this prospectus and the accompanying prospectus the information in documents we file with it. This means that we can provide you with important information by referring you to those documents. The information incorporated by reference is considered part of this prospectus and the accompanying prospectus. Any information we file later with the SEC will automatically update and supersede this information. Please note that any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus or the accompanying prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the accompanying prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities is terminated:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 16, 2024;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	Our Current Report on Form 8-K filed with the SEC on January 4, 2024, February 1, 2024, February 23, 2024, February 26, 2024, March 13, 2024, March 21, 2024, April 5, 2024, April 17, 2024, April 19, 2024, April 24, 2024, April 26, 2024, May 16, 2024 and May 24, 2024;

●	Our Preliminary Information Statements on Schedule 14C filed with the SEC on February 29, 2024 and April 8, 2024;

●	Our Definitive Information Statements filed on Schedule 14C filed with the SEC on March 11, 2024 and April 18, 2024; and

●	The description of our common stock, which is contained in a registration statement on Form 8-A filed with the SEC on January 6, 2023, as amended on April 27, 2023, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, at no charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. Written or telephone requests should be directed to La Rosa Holdings Corp., 1420 Celebration Boulevard, 2nd Floor, Celebration, Florida 34747, telephone number (321) 250-1799, Attention: Chief Financial Officer.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

LA ROSA HOLDINGS CORP.

3,636,363 Units consisting of

3,636,363 Shares of Common Stock and

3,636,363 Common Warrants to purchase 3,636,363 Shares of Common Stock

3,636,363 Pre-Funded Units consisting of

3,636,363 Pre-Funded Warrants to purchase 3,636,363 Shares of Common Stock and

3,636,363 Common Warrants to purchase 3,636,363 Shares of Common Stock

PROSPECTUS

ALEXANDER CAPITAL, L.P.

                   , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement. All amounts are estimates except the SEC’s registration fee and the FINRA filing fee.

Amount to be Paid
SEC registration fee	$1,465
FINRA filing fee	2,500
Legal fees and expenses	125,000
Accounting fees and expenses	40,000
Transfer agent, registrar and warrant agent fees	20,000
Printing	10,000
Miscellaneous expenses	25,000
Total	$223,965

Item 14. Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation and bylaws, we have agreed to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person for whom he or she is a representative) is or was a director or an officer of the Company or is or was serving at the request of the Company in any position or capacity for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity shall be indemnified and held harmless by the corporation to the fullest extent permitted by Nevada against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such indemnitee in connection therewith; provided, however, that with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

Insofar as indemnification for liability arising under the Securities Act be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The Company issued the securities below within the past three years which were not registered under the Securities Act, including sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, if any.

Unless otherwise noted, the securities below were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act, in light of the fact that none of the issuances involved a public offering of securities and no solicitation or advertisements for such securities were made by any party.

On May 12, 2021, the Company issued to a consultant, Exchange Listing, LLC, warrants to purchase 40,000 shares of common stock exercisable for five years with an exercise price of $20.00 per share, as partial compensation for services pursuant to a Capital Market Advisory Agreement. The Company and Exchange Listing, LLC amended their agreement on July 1, 2022 pursuant to which, on the Closing Date of this offering, the Company will issue to Exchange Listing, LLC 300,000 shares. The Company and Exchange Listing, LLC entered into an agreement dated July 1, 2022 pursuant to which, on the closing date of our IPO on November 12, 2023, the Company issue 100,000 shares to Exchange Listing, LLC for post-offering services.

On July 15, 2021, the Company issued to ELP Global PLLC a promissory note in the principal amount of $40,000 (the “ELP Note”) that we used for our general corporate purposes.

On July 22, 2021, the Company issued 6,000,000 shares of common stock and 2,000 shares of the Series X Super Voting Preferred Stock to Mr. La Rosa as compensation for services and the founding of the Company.

In a private placement conducted from July 2021 through February 2022, the Company entered into Convertible Note Securities Purchase Agreements and issued convertible promissory notes in the aggregate principal amount of $516,000 that we used to pay the expenses of our organization and reorganization and for other general corporate purposes.

On January 10, 2022, the Company issued to CGB-TRUST-1001-01/13/22 and ELG-TRUST-1004-09/01/13 equally as assignees of a consultant, Bonilla Opportunity Fund I Ltd., as compensation for its services and for the purchase price of $120.00, a total of 120,000 shares of common stock, with anti-dilution and reverse stock split protection to permit that consultant to maintain its percentage ownership prior to and immediately after the closing of the Company’s initial public offering. On July 28, 2022, the Company and Bonilla Opportunity Fund I Ltd. amended the services agreement pursuant to which the Company issued to each of two assignees of Bonilla Opportunity Fund I Ltd., CGB-TRUST-1001-01/13/22 and ELG-TRUST-1004-09/01/13, equally an additional total of 133,040 shares of common stock. Those shares were subsequently determined by the Company to have been issued erroneously and were canceled. On July 31, 2023, the Company evaluated the agreement and determined that the performance condition was satisfied and issued to CGB-TRUST-1001-01/13/22 and ELG-TRUST-1004-09/01/13 a total of 250,168 shares of common stock, which were valued at the expected IPO price of $5 a share.

On February 15, 2022, options exercisable for 20,000 shares of common stock were granted to each director under the Company’s 2022 Equity Incentive Plan and vested in full on March 17, 2023. All such issuances were exempt from the registration requirement of the Securities Act pursuant to Rule 701 thereunder.

On February 25, 2022, the Company issued to Joseph La Rosa an unsecured subordinated promissory note in the principal amount of $100,000 that we used for our general corporate purposes.

On April 29, 2022, the Company issued to Joseph La Rosa an unsecured subordinated promissory note in the principal amount of $100,000 that we used for our general corporate purposes.

On May 17, 2022, the Company issued to Joseph La Rosa an unsecured subordinated promissory note in the principal amount of $50,000 that we used for our general corporate purposes. On June 29, 2022, the Company issued to Joseph La Rosa an unsecured subordinated promissory note in the principal amount of $350,000 of which $150,000 was funded on July 1, 2022 that we used for our general corporate purposes.

From June to November 2022, the Company issued restricted stock units representing 198,425 shares of common stock to 95 real estate agents who provide services to the Company under the Company’s 2022 Equity Incentive Plan. All such issuances were exempt from the registration requirement of the Securities Act pursuant to Rule 701 thereunder.

On July 29, 2022, the Company issued to Joseph La Rosa an unsecured subordinated promissory note in the principal amount of $70,000 that we used for our general corporate purposes.

On August 22, 2022, the Company issued to an unaffiliated private investor an unsecured subordinated promissory note in the principal amount of $250,000 that we used for our general corporate purposes.

On October 3, 2022, the Company issued to Joseph La Rosa an unsecured subordinated promissory note in the principal amount of $95,000 that we used for our general corporate purposes.

In private placements conducted in October 2022, the Company entered into Convertible Note Securities Purchase Agreements pursuant to which we issued two unsecured convertible promissory notes in the aggregate principal amount of $100,000 that it used for general corporate purposes. Prior to the maturity date, the convertible promissory notes will convert the outstanding principal and accrued interest automatically into shares of the Company’s common stock on the date of the closing of this Offering at a price per share equal to the product of the public offering price of the common stock multiplied by 0.80.

On November 14, 2022, the Company and Emmis Capital, an affiliate of Exchange Listing, LLC, entered into the Securities Purchase Agreement and Senior Secured Promissory Note in the principal amount of $277,778 that we used for our general corporate purposes. In connection with the Securities Purchase Agreement, the Company also granted to Emmis Capital, among other things, upon the repayment of the loan, a grant of 30,000 shares of our common stock and warrants exercisable for 50,000 shares of our common stock that: (i) have a term of 60 months; (ii) have full ratchet anti-dilution protection provisions; (iii) are exercisable for a number of shares of our common stock equal to the number of shares that would be issued upon full conversion of the Senior Secured Promissory Note issued to Emmis; and (iv) have an exercise price equal to the lower of: (A) $5.00 per share, or (B) the price per share of any subsequent offering undertaken by the Company. The loan matured on May 14, 2023. The Company and Emmis Capital agreed to extend the maturity date of the loan to the earlier of the date when the common stock is listed on Nasdaq, or July 31, 2023.

On December 2, 2022, the Company and Joseph La Rosa, the Company’s CEO, entered into the Securities Purchase Agreement and Senior Secured Promissory Note in the principal amount of $491,530 that we used for our general corporate purposes. In connection with the Securities Purchase Agreement, the Company also granted to Mr. La Rosa, among other things, upon the repayment of the loan, a grant of 60,000 shares of our common stock and warrants exercisable for 50,000 shares of our common stock that: (i) have a term of 60 months; (ii) have full ratchet anti-dilution protection provisions; (iii) are exercisable for a number of shares of our common stock equal to the number of shares that would be issued upon full conversion of the Senior Secured Promissory Note issued to Emmis; and (iv) have an exercise price equal to the lower of: (A) $5.00 per share, or (B) the price per share of any subsequent offering undertaken by the Company.

From February 2023 through August 2023, we issued 1,523 shares of our Series A Preferred Stock to 77 accredited sophisticated investors in a private placement pursuant to Rule 506(b) of Regulation D under the Securities Act. Upon the closing date of our IPO on November 12, 2023, the 1,523 shares of the Series A Preferred Stock converted 435,113 shares of common stock.

From March 2023 through May 2023, we exchanged, in a private placement under Sections 3(a)(9) and 4(a)(2) of the Securities Act, certain promissory notes and convertible promissory notes, including those owed to Joseph La Rosa, our founder and Chief Executive Officer, representing an aggregate amount of principal and accrued interest of $1,923,468 for 1,912 shares of our Series A Preferred Stock at an exchange rate of $1,000.00 per share, which shares of the Series A Preferred Stock will automatically convert into 546,278 shares of our common stock upon the closing of this Offering (based on an offering price of $5.00 per share in this offering).

On January 10, 2022, the Company issued to CGB-TRUST-1001-01/13/22 and ELG-TRUST-1004-09/01/13 equally as assignees of a consultant, Bonilla Opportunity Fund I Ltd., as compensation for its services and for the purchase price of $120.00, a total of 120,000 shares of common stock, with anti-dilution and reverse stock split protection to permit that consultant to maintain its percentage ownership prior to and immediately after the closing of the Company’s initial public offering. On July 28, 2022, the Company and Bonilla Opportunity Fund I Ltd. amended the services agreement pursuant to which the Company issued to each of two assignees of Bonilla Opportunity Fund I Ltd., CGB-TRUST-1001-01/13/22 and ELG-TRUST-1004-09/01/13, equally an additional total of 133,040 shares of common stock. Those shares were subsequently determined by the Company to have been issued erroneously and were canceled. On July 31, 2023, the Company evaluated the agreement and determined that the performance condition was satisfied and issued to CGB-TRUST-1001-01/13/22 and ELG-TRUST-1004-09/01/13 a total of 250,168 shares of common stock, which were valued at the expected IPO price of $5 a share.

On February 15, 2022, stock options to purchase 20,000 shares of common stock were granted to each independent director of the Board under the Company’s 2022 Equity Incentive Plan and vested in full on March 17, 2023. The grant was exempt from the registration requirement of the Securities Act pursuant to Rule 701 thereunder. Such stock options were subsequently registered pursuant to the registration statement on Form S-8 (Reg. No. 323-275118) filed with the SEC on October 20, 2023.

On February 1, 2023, the Company granted 2,813 restricted stock units to Alex Santos, its Chief Technology Officer, pursuant to the terms of his employment agreement and the Company’s 2022 Equity Incentive Plan. The grant was exempt from the registration requirement of the Securities Act pursuant to Rule 701 thereunder. Such equity award was subsequently registered pursuant to the registration statement on Form S-8 (Reg. No. 323-275118) filed with the SEC on October 20, 2023.

On August 28, 2023, in accordance with the terms of the Senior Secured Promissory Note that was issued to Emmis Capital II, LLC (“Emmis Capital”) and repaid by the Company in 2022, the Company issued 30,000 shares of common stock valued at $5 per share to Emmis Capital. Such shares were subsequently registered pursuant to the registration statement on Form S-1 (Reg. No. 333-264372) declared effective by the SEC on October 4, 2023.

From February 2023 through August 2023, we issued 1,523 shares of our Series A Preferred Stock to 77 accredited sophisticated investors in a private placement pursuant to Regulation D under the Securities Act, which automatically converted into 435,113 shares of our common stock upon the closing of the IPO.

From March 2023 through May 2023, we exchanged, in a private placement under Sections 3(a)(9) and 4(a)(2) of the Securities Act, certain promissory notes and convertible promissory notes, including those owed to Joseph La Rosa, our founder and Chief Executive Officer, representing an aggregate amount of principal and accrued interest of $1,923,468 for 1,912 shares of our Series A Preferred Stock at an exchange rate of $1,000.00 per share, which shares of the Series A Preferred Stock automatically converted into 546,278 shares of our common stock upon the closing of the IPO. A total of 600,250 shares of common stock issued pursuant to the Series A Preferred Stock automatic conversions were subsequently registered pursuant to the registration statement on Form S-1 (Reg. No. 333-264372) declared effective by the SEC on October 4, 2023, and remained 381,426 shares of common stock remained unregistered.

On October 12, 2023, in connection with the closing of the IPO, the Company issued 60,000 shares of unregistered, restricted common stock to the Company’s CEO, Joseph La Rosa, with a value of $5.00 per share, in accordance with the debt agreement the Company executed on December 2, 2022.

On October 12, 2023, the Company issued 1,319,120 shares of common stock to Joseph La Rosa, the Chief Executive Officer of the Company, and Kent Metzroth, the Chief Financial Officer of the Company, as compensation for the services rendered pursuant to their employment agreements with the Company. These shares were subsequently cancelled by the Company.

On October 12, 2023, upon the repayment of a note payable to one of the Company’s lenders, the Company issued 5,000 shares of unregistered, restricted common stock with a value of $5.00 per share in accordance with the debt agreement.

On October 12, 2023, the Company issued 6,566 shares of unregistered, restricted common stock pursuant to the conversion of outstanding debt in accordance with the debt agreements.

On October 12, 2023, the Company issued to Carmel, Milazzo & Feil LLP; Exchange Listing, LLC; and Crescendo Communications, LLC a total of 514,794 shares of common stock in exchange for amounts payable for services rendered to the Company in connection with the Company’s IPO.

On October 13, 2023, the Company issued 125,000 shares of restricted common stock to an investor relations services provider pursuant to the consulting agreement between the Company and such provider.

On October 13, 2023, the Company issued 324,998 unregistered shares of common stock to the selling stockholder of Nona Legacy Powered by Lake Nona Realty, Inc. (formerly known as La Rosa Realty Lake Nona, Inc.), a Florida corporation and a franchisee of the Company (“Nona Legacy”), in connection with the Company’s acquisition of 51% of the outstanding common stock of Nona Legacy from the selling stockholder pursuant to a Securities Purchase Agreement, dated January 6, 2022 and amended on September 15, 2022, by and among the Company, Lake Nona and the selling stockholder.

On October 16, 2023, the Company issued 513,626 unregistered shares of common stock to the selling member of Horeb Kissimmee Realty LLC, a Florida limited liability company and a franchisee of the Company (“Kissimmee Realty”), in connection with the Company’s acquisition of 100% of the membership interests of Kissimmee Realty from the selling member pursuant to a Securities Purchase Agreement, dated September 15, 2022, by and among the Company, Kissimmee Realty and the selling member.

On December 12, 2023, the Company issued 714,286 unregistered shares of common stock to the selling member of La Rosa Realty CW Properties, LLC (“CWP”) in connection with the Company’s acquisition of 100% of the membership interests of CWP from the selling member pursuant to a Securities Purchase Agreement, dated December 12, 2023, by and among the Company, CWP and the selling member.

On December 13, 2023, the Company issued 259,023 unregistered shares of common stock to the selling member of La Rosa Realty Premier, LLC, a Florida limited liability company (“Premier”), a franchisee of the Company, in connection with the Company’s acquisition of a 51% membership interest in Premier from the selling member pursuant to a Securities Purchase Agreement, dated December 13, 2023, by and among the Company, Premier and the selling member.

On December 18, 2023, the Company issued 100,000 unregistered shares of common stock to a service provider pursuant to a media advertising agreement between the Company and such provider.

On December 20, 2023, the Company issued 415,506 unregistered shares of common stock to the selling members of La Rosa Realty Orlando, LLC, a Florida limited liability company and a franchisee of the Company (“Orlando”), in connection with the Company’s acquisition of a 51% membership interest in Orlando from the selling members pursuant to a Securities Purchase Agreement, dated December 20, 2023, by and among the Company, Orlando and the selling members.

On December 28, 2023, the Company issued an aggregate of 522,675 unregistered shares of common stock to the selling member of La Rosa Realty North Florida, LLC, a Florida limited liability company and a franchisee of the Company (“North Florida”), in connection with the Company’s acquisition of 100% of the membership interests in North Florida pursuant to a Securities Purchase Agreement, dated December 28, 2023 by and among the Company, North Florida and the selling member.

On February 20, 2024, the Company issued an accredited investor (i) 67,000 unregistered shares of common stock, (ii) a five year warrant to purchase 120,000 shares of common stock for $3.00 per share and (ii) a five year warrant to purchase 95,000 shares of common stock for $2.25 per share in connection with the investor’s purchase of a 13% OID secured promissory note in the face amount of $1,052,631.58 for purchase price of $1,000,000, pursuant to a securities purchase agreement, dated February 20, 2024, between the Company and the investor.

On February 20, 2024, the Company issued a warrant pursuant to a tail arrangement with a registered broker-dealer. The warrant is exercisable for up to 21,053 shares of common stock for $1.50, subject to adjustment for stock splits, reorganizations, recapitalizations, and dividends, from the date of issuance until the fifth anniversary date of the date of issuance.

On February 21, 2024, the Company issued 268,858 unregistered shares of the Company’s common stock to the selling members of La Rosa Realty Winter Garden LLC, a Florida limited liability company and a franchisee of the Company (“Winter Garden”), in connection with the Company’s acquisition of 100% of the membership interests of Winter Garden from the selling members pursuant to a purchase agreement, dated February 21, 2024, by and among the Company, Winter Garden and the selling members.

On February 24, 2024, the Company issued 5,000 unregistered shares of the Company’s common stock to the minority member of La Rosa Realty Texas LLC in consideration for services rendered in connection with establishing an office in Harrington, Texas.

On March 7, 2024, the Company issued 276,178 unregistered shares of the Company’s common stock to the selling members La Rosa Realty Georgia LLC, a Georgia limited liability company and a franchisee of the Company (“Realty Georgia”), in connection with the Company’s acquisition of 100% of Realty Georgia from the selling members pursuant to a purchase agreement, dated March 7, 2024, by and among the Company, Realty Georgia and the selling members.

On March 13, 2024, the Company issued 225,000 unregistered shares of the Company’s common stock to a consultant of the Company as consideration for services rendered in connection with an extension of a consulting agreement, dated September 20, 2023, as amended on February 6, 2024.

On March 15, 2024, the Company issued 1,387 unregistered shares of the Company’s common stock to the selling stockholder of La Rosa Realty California, a California corporation and a franchisee of the Company (“Realty California”), in connection with the Company’s acquisition of 1% of issued and outstanding shares of Realty California from the selling stockholder pursuant to a purchase agreement, dated March 15, 2024, by and among the Company, Realty California and the selling stockholder.

On April 1, 2024, the Company issued an accredited investor (i) 50,000 unregistered shares of common stock, (ii) a five year warrant to purchase 150,000 shares of common stock for $3.00 per share and (ii) a five year warrant to purchase 152,300 shares of common stock for $2.25 per share in connection with the investor’s purchase of a 13% OID secured promissory note in the face amount of $1,316,000 for purchase price of $1,250,200, pursuant to a securities purchase agreement, dated April 1, 2024, between the Company and the investor.

On April 18, 2024, the Company issued 514,939 unregistered shares of common stock to the selling member of La Rosa Realty Lakeland LLC, a Florida limited liability company and a franchisee of the Company (“Realty Lakeland”), in connection with the Company’s acquisition of a 51% membership interest in Realty Lakeland from the selling member pursuant to a purchase agreement, dated April 18, 2024, by and among the Company, Realty Lakeland and the selling member.

On May 24, 2024, the Company issued 56,375 unregistered shares of common stock to the selling member of La Rosa Realty Success LLC, a Florida limited liability company and a franchisee of the Company (“Realty Success”), in connection with the Company’s acquisition of a 51% membership interest in Realty Success from the selling member pursuant to a purchase agreement, dated May 24, 2024, by and among the Company, Realty Success and the selling member.

Item 16. Exhibit and Financial Statement Schedules

(a) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1	Reorganization Agreement and Plan of Share Exchange dated July 22, 2021 by and among La Rosa Holdings Corp., La Rosa Coaching, LLC, La Rosa CRE, LLC, La Rosa Franchising, LLC, La Rosa Property Management, LLC, and La Rosa Realty, LLC. (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
3.1	Articles of Incorporation of La Rosa Holdings Corp. (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
3.2	Amended and Restated Articles of Incorporation of La Rosa Holdings Corp. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
3.3	Certificate of Amendment to Articles of Incorporation for 3.5 for 1 reverse stock split (incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
3.4	Certificate of Correction of Certificate of Amendment to Articles of Incorporation for 10 for 1 reverse stock split (incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
3.5	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
3.6	Certificate of Amendment to Articles of Incorporation for 2 for 1 forward stock split (incorporated by reference to Exhibit 3.7 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
3.7	Bylaws of La Rosa Holdings Corp. (incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
4.2	Common Warrant issued to Exchange Listing, LLC (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
4.3	Form of Certificate For Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
4.4	Representative Common Warrant dated as of October 12, 2023, issued by the Company to Alexander Capital L.P. (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC as of October 13, 2023).
4.5	Form of 13% OID Senior Secured Promissory Note (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC as of April 5, 2024).
4.6	Form of First Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed with the SEC as of April 5, 2024).
4.7	Form of Second Common Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed with the SEC as of April 5, 2024).
4.8	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.8 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
4.9	Common Stock Purchase Common Warrant dated February 20, 2024 issued to Alexander Capital L.P.(incorporated by reference to Exhibit 4.9 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
4.10*	Form of Pre-Funded Warrant to be issued in this offering
4.11*	Form of Representative’s Warrant to be issued in this offering
4.12*	Form of a Common Stock Purchase Warrant to be issued in this offering
5.1*	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1#	2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.2#	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.3#	Employment Agreement by and between La Rosa Holdings Corp. and Alex Santos, dated January 10, 2022 (incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).

10.4#	Form of Employment Agreement by and between La Rosa Holdings Corp. and Joseph La Rosa dated November 1, 2021 (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.5#	Director Agreement by and between La Rosa Holdings Corp. and Thomas Stringer (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.6#	Director Agreement by and between La Rosa Holdings Corp. and Jodi R. White (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.7#	Director Agreement by and between La Rosa Holdings Corp. and Michael La Rosa (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.8#	Director Agreement by and between La Rosa Holdings Corp. and Ned L. Siegel (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.9	Form of Convertible Note Purchase Agreement (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.10	Convertible Promissory Note by La Rosa Holdings Corp. to Rodney and Jennifer Bosley dated August 18, 2021 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.11	Convertible Promissory Note by La Rosa Holdings Corp. to Capital Pro LLC dated July 22, 2021 (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.12	Convertible Promissory Note by La Rosa Holdings Corp. to Andres L. Hebra dated July 22, 2021 (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.13	Convertible Promissory Note by La Rosa Holdings Corp. to ROI Funding LLC dated July 22, 2021 (incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.14	Convertible Promissory Note by La Rosa Holdings Corp. to Nadia Tattrie dated August 27, 2021 (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.15	Convertible Promissory Note by La Rosa Holdings Corp. to Sonia Fuentes-Blanco dated September 14, 2021 (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.16	Convertible Promissory Note by La Rosa Holdings Corp. to Patricia Jacome dated August 16, 2021 (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.17	Convertible Promissory Note by La Rosa Holdings Corp. to Reyex Consulting, LLC dated October 12, 2021 (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.18	Convertible Promissory Note by La Rosa Holdings Corp. to Anderson Correa dated October 11, 2021 (incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.19	Convertible Promissory Note by La Rosa Holdings Corp. to Katherine Lemieux dated October 15, 2021 (incorporated by reference to Exhibit 10.20 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.20	Convertible Promissory Note by La Rosa Holdings Corp. to Luz Josanny Colon dated September 28, 2021 (incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).

10.21	Convertible Promissory Note by La Rosa Holdings Corp. to Junior A. Morales Barreto dated October 15, 2021 (incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.22	Promissory Note by La Rosa Holdings Corp. to ELP Global, PLLC dated July 15, 2021 (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.23	Convertible Promissory Note by La Rosa Holdings Corp. to Michael Kerns dated October 15, 2021 (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.24	Convertible Promissory Note by La Rosa Holdings Corp. to Seana Abdelmajid dated October 20, 2021 (incorporated by reference to Exhibit 10.25 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.25	Convertible Promissory Note by La Rosa Holdings Corp. to Milton Ocasio LLC dated September 28, 2021 (incorporated by reference to Exhibit 10.26 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.26	Convertible Promissory Note by La Rosa Holdings Corp. to Gihan Awad dated October 12, 2021 (incorporated by reference to Exhibit 10.27 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.27	Franchise disclosure document of La Rosa Franchising, LLC dated March 2, 2020, and template Franchise Agreement (incorporated by reference to Exhibit 10.28 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.28	Capital Market Advisory Agreement by and between La Rosa Realty Corp. and Exchange Listing, LLC dated May 12, 2021 (incorporated by reference to Exhibit 10.29 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.29	Lease Agreement by and between Crosscreek Village Station LLC and La Rosa Realty, LLC dated August 2, 2018, for office space located at Crosscreek Village shopping center, St. Cloud Florida (incorporated by reference to Exhibit 10.30 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.30	Lease Agreement by and between LJR Partners LLC and La Rosa Realty, LLC dated May 28, 2021, for office space located at 377-381 N. Krome Avenue, Homestead, Florida (incorporated by reference to Exhibit 10.31 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.31	Lease Agreement by and between Baez-Pavon Ins Group LLC and La Rosa Realty, LLC dated November 16, 2021, for office space located at 3388 Magic Oak LN, Sarasota, Florida (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.32	Amendment to Capital Market Advisory Agreement dated December 16, 2021 (incorporated by reference to Exhibit 10.33 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.33	Convertible Promissory Note by La Rosa Holdings Corp. to Norkis Fernandez dated October 15, 2021 (incorporated by reference to Exhibit 10.34 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.34	Convertible Promissory Note by La Rosa Holdings Corp. to Shakyra Cortez dated December 13, 2021 (incorporated by reference to Exhibit 10.35 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.35	Convertible Promissory Note by La Rosa Holdings Corp. to Randy Vasquez dated December 18, 2021 (incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.36	Convertible Promissory Note by La Rosa Holdings Corp. to Victor Cruz dated January 7, 2022 (incorporated by reference to Exhibit 10.37 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).

10.37	(Consulting) Agreement dated January 10, 2022 between La Rosa Holdings Corp. and Bonilla Opportunity Fund I Ltd. (incorporated by reference to Exhibit 10.45 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.38	Stock Purchase Agreement dated as of January 10, 2022 between Bonilla Opportunity Fund I Ltd. and La Rosa Holdings Corp. (incorporated by reference to Exhibit 10.46 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.39	Renewal Note due April 30, 2022 by La Rosa Realty Corp. to ELP Global PLLC dated March 10, 2022 (incorporated by reference to Exhibit 10.47 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.40	Agent Incentive Plan (incorporated by reference to Exhibit 10.48 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.41	Note due December 31, 2021 by La Rosa Realty Corp. and ELP Global PLLC dated July 15, 2021 (incorporated by reference to Exhibit 10.50 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.42	Unsecured Subordinated Promissory Note between La Rosa Holdings Corp. and Joseph La Rosa dated February 25, 2022 (incorporated by reference to Exhibit 10.51 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.43	Amendment dated April 14, 2022 to the Promissory Note by La Rosa Holdings Corp. to ELP Global, PLLC dated July 15, 2021 (incorporated by reference to Exhibit 10.54 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.44	Convertible Promissory Note by La Rosa Holdings Corp. to Peter Lopez dated February 22, 2022 (incorporated by reference to Exhibit 10.55 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 19, 2022).
10.45	Amendment No. 1 to La Rosa Holdings Corp. 2022 Agent Incentive Plan dated April 26, 2022 (incorporated by reference to Exhibit 10.56 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.46#	Form of Amended Employment Agreement by and between La Rosa Holdings Corp. and Joseph La Rosa dated April 29, 2022 (incorporated by reference to Exhibit 10.57 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.47	Unsecured Subordinated Promissory Note between La Rosa Holdings Corp. and Joseph La Rosa dated April 29, 2022 (incorporated by reference to Exhibit 10.58 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.48	Unsecured Subordinated Promissory Note between La Rosa Holdings Corp. and Joseph La Rosa dated May 17, 2022 (incorporated by reference to Exhibit 10.59 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
10.49	Unsecured Subordinated Promissory Note between La Rosa Holdings Corp. and Joseph La Rosa dated June 29, 2022 (incorporated by reference to Exhibit 10.63 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).
10.50	Amendment to Capital Market Advisory Agreement by and between La Rosa Holdings Corp. and Exchange Listing, LLC dated July 1, 2022 (incorporated by reference to Exhibit 10.65 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).
10.51	Amendment to (Consulting) Agreement by and between La Rosa Holdings Corp. and Bonilla Opportunity Fund I Ltd. dated July 20, 2022 (incorporated by reference to Exhibit 10.66 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).
10.52#	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.67 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).

10.53#	Form of Amendment to Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.68 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).
10.54	Form of Extension Agreement to Note Purchase Agreement (incorporated by reference to Exhibit 10.69 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).
10.55	Form of Debt Exchange Agreement (incorporated by reference to Exhibit 10.70 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of August 3, 2022).
10.56	Unsecured Subordinated Promissory Note between La Rosa Holdings Corp. and Joseph La Rosa dated July 28, 2022 (incorporated by reference to Exhibit 10.71 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of October 12, 2022).
10.57	Amendment dated August 22, 2022 to the Promissory Note by La Rosa Holdings Corp. to ELP Global, PLLC dated July 15, 2021 (incorporated by reference to Exhibit 10.57 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.58	Capital Market Advisory Agreement by and between La Rosa Realty Corp. and Exchange Listing, LLC dated July 1, 2022 (incorporated by reference to Exhibit 10.73 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of October 12, 2022).
10.59	Unsecured Subordinated Promissory Note No. A-1 between La Rosa Holdings Corp. and Gina Salerno dated August 22, 2022 (incorporated by reference to Exhibit 10.74 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of October 12, 2022).
10.60	Unsecured Subordinated Promissory Note between La Rosa Holdings Corp. and Joseph La Rosa dated October 3, 2022 (incorporated by reference to Exhibit 10.81 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of October 12, 2022).
10.61	Convertible Promissory Note by La Rosa Holdings Corp. to Gemma and Whitfield Pressinger dated October 5, 2022 (incorporated by reference to Exhibit 10.83 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.62	Convertible Promissory Note by La Rosa Holdings Corp. to Misael Ortega dated October 7, 2022 (incorporated by reference to Exhibit 10.84 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.63#	Form of Employment Agreement by and between La Rosa Holdings Corp. and Kent Metzroth dated November 1, 2022 (incorporated by reference to Exhibit 10.85 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.64	Amendment No. 1 dated October 28, 2022 to the Unsecured Subordinated Promissory Notes by La Rosa Holdings Corp. to Joseph La Rosa dated February 25, 2022, dated April 29, 2022, dated May 17, 2022, dated June 29, 2022, dated July 28, 2022, dated October 3, 2022. (incorporated by reference to Exhibit 10.86 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.65	Amendment dated October 30, 2022 to the Promissory Note by La Rosa Holdings Corp. to ELP Global, PLLC dated July 15, 2021 (incorporated by reference to Exhibit 10.87 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.66	Form of Extension Agreement dated October 25, 2022 to a Note Purchase Agreement (incorporated by reference to Exhibit 10.88 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).

10.67	Form of Second Extension Agreement October 25, 2022 to a Note Purchase Agreement (incorporated by reference to Exhibit 10.89 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.68	Securities Purchase Agreement by and between La Rosa Holdings Corp. and Named Investors dated November 14, 2022 (incorporated by reference to Exhibit 10.90 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.69	Senior Secured Convertible Promissory Note by and between La Rosa Holdings Corp. and Emmis Capital II, LLC dated November 14, 2022 (incorporated by reference to Exhibit 10.91 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.70	Pledge and Security Agreement by and between La Rosa Holdings Corp. and Emmis Capital II, LLC dated November 14, 2022 (incorporated by reference to Exhibit 10.92 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.71	Common Share Purchase Common Warrant by and between La Rosa Holdings Corp. and Emmis Capital II, LLC dated November 14, 2022 (incorporated by reference to Exhibit 10.93 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.72#	Amendment No. 1 dated November 14, 2022 to the Employment Agreement between La Rosa Holdings Corp. and Kent Metzroth dated November 1, 2022 (incorporated by reference to Exhibit 10.94 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of December 14, 2022).
10.73	Convertible Original Issue Discount Promissory Note by and between La Rosa Holdings Corp. and Joseph La Rosa dated December 2, 2022 (incorporated by reference to Exhibit 10.95 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of January 6, 2023).
10.74	Common Stock Purchase Common Warrant by and between La Rosa Holdings Corp. and Joseph La Rosa dated December 2, 2022. (incorporated by reference to Exhibit 10.96 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of January 6, 2023).
10.75	Form of Debt Exchange Agreement (incorporated by reference to Exhibit 10.97 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
10.76	Amendment No. 2 dated February 16, 2023 to Unsecured Subordinated Promissory Note No. A-1 between La Rosa Holdings Corp. and Gina Salerno dated August 22, 2022 (incorporated by reference to Exhibit 10.99 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
10.77	Form of Series A Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.100 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
10.78	Debt Exchange Agreement between La Rosa Holdings Corp. and Joseph La Rosa dated March 27, 2023 (incorporated by reference to Exhibit 10.101 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of April 26, 2023).
10.79	Share vesting, cancelation and reissuance agreement by and between La Rosa Holdings Corp., Bonilla Opportunity Fund I, LTD, CGB-TRUST-1001-01/13/22 and ELG Trust 1004-09/01/13, dated December 8, 2022 (incorporated by reference to Exhibit 10.102 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of May 19, 2023).
10.80#	Amendment dated May 17, 2023 to the Employment Agreement between La Rosa Holdings Corp. and Kent Metzroth dated November 1, 2022 (incorporated by reference to Exhibit 10.103 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of May 19, 2023).

10.81#	Amendment dated May 17, 2023 to the Amended and Restated Employment Agreement between La Rosa Holdings Corp. and Joseph LaRosa dated April 29, 2022 (incorporated by reference to Exhibit 10.104 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of May 19, 2023).
10.82	Amendment No. 1 dated May 18, 2023 to the Share Vesting, Cancelation and Reissuance Agreement between La Rosa Holdings Corp., Bonilla Opportunity Fund I, LTD, CGB-TRUST-1001-01/13/22 and ELG Trust 1004-09/01/13 dated December 8, 2022. (incorporated by reference to Exhibit 10.105 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of May 19, 2023).
10.83	Amendment No. 2 dated June 8, 2023 to the Share Vesting, Cancelation and Reissuance Agreement between La Rosa Holdings Corp., Bonilla Opportunity Fund I, LTD, CGB-TRUST-1001-01/13/22 and ELG Trust 1004-09/01/13 dated December 8, 2022 (incorporated by reference to Exhibit 10.106 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 21, 2023).
10.84	Extension agreement between Emmis Capital II, LLC and La Rosa Holdings Corp. dated June 21, 2023 (incorporated by reference to Exhibit 10.107 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 21, 2023).
10.85	Lease Extension Agreement between La Rosa Realty, LLC and LJR Partners, LLC dated May 10, 2023 (incorporated by reference to Exhibit 10.108 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of July 14, 2023).
10.86	Amendment No. 3 dated July 12, 2023 to Unsecured Subordinated Promissory Note No. A-1 between La Rosa Holdings Corp. and Gina Salerno dated August 22, 2022 (incorporated by reference to Exhibit 10.109 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of July 14, 2023).
10.87	Amendment No. 4 dated August 25, 2023 to Unsecured Subordinated Promissory Note No. A-1 between La Rosa Holdings Corp. and Gina Salerno dated August 22, 2022 (incorporated by reference to Exhibit 10.110 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of September 1, 2023).
10.88	Standard Merchant Cash Advance Agreement between La Rosa Holdings Corp. and Cedar Advance LLC dated July 3, 2023 (incorporated by reference to Exhibit 10.111 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of September 1, 2023).
10.89#	Amendment dated August 14, 2023 to the Employment Agreement between La Rosa Holdings Corp. and Kent Metzroth dated November 1, 2022 (incorporated by reference to Exhibit 10.112 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of September 1, 2023).
10.90	Stock Purchase Agreement dated as of January 6, 2022 by and among La Rosa Holdings Corp. and Norkis Fernandez and La Rosa Realty Lake Nona, Inc. (incorporated by reference to Exhibit 10.40 of the Company’s Form S-1 (File No. 333-264372) filed with the SEC as of September 12, 2023).
10.91	Amendment dated September 15, 2022 to Stock Purchase Agreement dated January 6, 2022 by and among La Rosa Holdings Corp. and La Rosa Realty Lake Nona, Inc. (incorporated by reference to Exhibit 10.75 of the Company’s Form S-1 (File No. 333-264372) filed with the SEC as of September 12, 2023).
10.92	Membership Interest Purchase Agreement dated as of December 21, 2021 by and among La Rosa Holdings Corp. and Maria Flores-Garcia and Horeb Kissimmee Realty LLC (incorporated by reference to Exhibit 10.43 of the Company’s Form S-1 (File No. 333-264372) filed with the SEC as of September 12, 2023).
10.93	Amendment dated September 15, 2022 to Membership Interest Purchase Agreement dated December 21, 2021 by and among La Rosa Holdings Corp. and Horeb Kissimmee Realty, LLC (incorporated by reference to Exhibit 10.78 of the Company’s S-1 (File No. 333-264372) filed with the SEC as of September 12, 2023).

10.94#	Amendment No. 2 dated December 7, 2023 to Amended and Restated Employment Agreement between La Rosa Holdings Corp. and Joseph La Rosa dated April 29, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of December 8, 2023).
10.95	Membership Interest Purchase Agreement dated as of December 12, 2023 by and among La Rosa Holdings Corp., La Rosa Realty CW Properties, LLC and the CWP Selling Member. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of December 18, 2023).
10.96	Membership Interest Purchase Agreement dated as of December 13, 2023 by and among La Rosa Holdings Corp., La Rosa Realty Premier, LLC and the Premier Selling Member. (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of December 18, 2023).
10.97	Form of a Leak-Out Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC as of December 18, 2023).
10.98	Membership Interest Purchase Agreement dated as of December 20, 2023 by and among La Rosa Holdings Corp., La Rosa Realty Orlando, LLC and the Selling Members (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of December 27, 2023).
10.99	Form of a Leak-Out Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of December 27, 2023).
10.100	Form of membership Interest Purchase Agreement dated as of December 28, 2023 by and among La Rosa Holdings Corp., La Rosa Realty North Florida, LLC and the Selling Member (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of January 4, 2024).
10.101	Form of a Leak-Out Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of January 4, 2024).
10.102#	Employment agreement between Deana La Rosa and La Rosa Holdings Corp. dated January 31, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of February 1, 2024).
10.103#	Amendment dated February 1, 2024 to the employment agreement between Kent Metzroth and La Rosa Holdings Corp. dated November 1, 2022 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of February 1, 2024).
10.104	Membership Interest Purchase Agreement dated as of February 21, 2024 by and among La Rosa Holdings Corp., La Rosa Realty Winter Garden LLC and the Selling Members (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of February 23, 2024).
10.105	Form of a Leak-Out Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of February 23, 2024).
10.106	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of February 26, 2024).
10.107	Form of Security Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of February 26, 2024).
10.108	Form of Senior Secured Promissory Note (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC as of February 26, 2024).
10.109	Form of First Common Warrant (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the SEC as of February 26, 2024).
10.110	Form of Second Common Warrant (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed with the SEC as of February 26, 2024).
10.111	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed with the SEC as of February 26, 2024).
10.112	Membership Interest Purchase Agreement dated as of March 7, 2024 by and among La Rosa Holdings Corp., La Rosa Realty Georgia LLC and the Selling Members (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of March 13, 2024).

10.113	Form of a Leak-Out Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of March 13, 2024).
10.114	Amended and Restated La Rosa Holdings Corp. 2022 Agent Incentive Plan (incorporated by reference to Exhibit 10.114 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.115	Form of Stock Purchase Agreement dated as of March 15, 2024 by and among La Rosa Holdings Corp., La Rosa Realty California and the Selling Stockholder (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of March 21, 2024).
10.116	Form of a Leak-Out Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of March 21, 2024).
10.117	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of April 5, 2024).
10.118	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC as of April 5, 2024).
10.119	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of April 5, 2024).
10.120	Form of Commercial Lease Agreement by and between Hayward Area Historical Society and Yeimalis Acevedo-Rasmussen dated November 4, 2021, for office space located at: 22392 Foothill Blvd., Hayward CA 94541(incorporated by reference to Exhibit 10.120 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.121	Form of Lease Agreement by and Between 1146 Vision Holdings LLC and La Rosa Realty LLC dated July 1, 2023, for office space located at: 1420 Celebration Blvd, Suite 101, 103, Celebration, FL 34747 (incorporated by reference to Exhibit 10.121 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.122	Form of Lease Agreement by and between G&L Mast LLC and La Rosa Realty LLC dated February 8, 2024, for office space located at: 3407 Magic Oak Lane, Sarasota, Florida (incorporated by reference to Exhibit 10.122 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.123	Form of Office Lease Agreement by and between TGC MS Phase I North LLC and La Rosa Realty Group LLC dated February 21, 2019, for office space located at: 15500 New Barn Road, Miami Lakes, Miami-Dade County, Florida 33014 (incorporated by reference to Exhibit 10.123 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.124	Form of Lease Agreement by and between La Rosa Realty Georgia LLC and American Capital Properties, LLC, dated April 2, 2024, for office space located at: 3483 Satellite Blvd, Suite 115 South, Duluth, Gwinnett County, Georgia 30096 (incorporated by reference to Exhibit 10.124 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.125	Form of Commercial Lease Agreement by and between Holder Investments, Inc. and La Rosa Realty, LLC, dated March 1, 2024, for office spaces located at: 1165 E Plant St., Unit 8, Winter Garden, Florida 34787 (incorporated by reference to Exhibit 10.125 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.126	Form of Retail Lease Agreement by and between SGO Osceola village, LLC and La Rosa Realty, LLC dated July 13, 2016, for office space located at: 3032 Dyer Blvd., Kissimmee, Florida 34741 (incorporated by reference to Exhibit 10.126 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.127	Form of Assignment, Assumption and Consent Agreement by and among La Rosa Realty, LLC, Horeb Kissimmee Realty LLC, and SGO Osceola Village, LLC dated November 30, 202, for office space located at: 3032 Dyer Blvd., Kissimmee, Florida 34741 (incorporated by reference to Exhibit 10.127 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.128	Form of Commercial Lease Agreement by and between La Rosa Realty Kissimmee and Horeb Legacy Investments LLC, dated December 1, 2022, for office space located at: 3040 Loopdale Lane, Kissimmee, Florida 34741(incorporated by reference to Exhibit 10.128 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.129	Form of Lease Agreement by and between Baymeadows Properties LLC and La Rosa Realty North Florida LLC dated October 1, 2020, for office space located at: 9250 Baymeadows Road, Jacksonville, Florida 32256 (incorporated by reference to Exhibit 10.129 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.130	Form of Lease Agreement by and between Epiphany Property Holdings, LLC and La Rosa Realty/the Executive Group, Inc., dated August 29, 2022, for office space located at: 1805 W. Colonial Dr., Unit C-1, Orlando, Florida 32804 (incorporated by reference to Exhibit 10.130 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).

10.131	Form of Office Lease Agreement by and between Daia Group LLC, La Rosa Realty Georgia, LLC and Coldwell Banker Commercial Metro Brokers, dated April 6, 2021, for office space located at: 5855 Medlock Bridge Parkway, Suite 100, Alpharetta, Georgia 30022 (incorporated by reference to Exhibit 10.131 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.132	Form of Shopping Center Lease Agreement by and between Deno P. Dikeou and La Rosa Realty, LLC, dated September 9, 2016 with seven addenda, for office space located at: 626 N. Alafaya Trail, #297, Orlando, Florida 32828 (incorporated by reference to Exhibit 10.132 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.133	Form of Commercial Sublease Agreement by and Between La Rosa Realty Georgia and Carmen Delgado, dated January 1, 2024, for office space located at: 175 John W. Morrow Jr. Pkwy, Gainsville, Georgia 30501 (incorporated by reference to Exhibit 10.133 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.134	Form of Commercial Net Lease for Part of Building by and between Baez-Pavon Insurance Group LLC and La Rosa Realty LLC dated January 1, 2023, for office space located at: 3388 Magic Oak Lane, Sarasota, Florida 34232 (incorporated by reference to Exhibit 10.134 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.135	Form of Lease Agreement by and between La Rosa Realty, LLC and Narcoossee Acquisitions, LLC, dated March 22, 2017, for office space located at: 8236 Lee Vista Blvd, Suite D, Orlando, Florida 32829 (incorporated by reference to Exhibit 10.135 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.136	Form of First Amendment to Lease Agreement by and between La Rosa Realty, LLC and Narcoossee Acquisitions, LLC, dated April 1, 2017, for office space located at: 8236 Lee Vista Blvd, Suite D, Orlando, Florida 32829 (incorporated by reference to Exhibit 10.136 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.137	Form of Lease Agreement by and between the Executive Group and WCDO, LLC, dated March 10, 2014, with addenda, for office space located at: 1805 W. Colonial Dr., Unit B-1 Orlando, Florida 32804 (incorporated by reference to Exhibit 10.137 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.138	Form of Amendment to Lease by and between Epiphany Property Holdings, LLC, and the Executive Group, Inc., dated June 18, 2021, for office space located at: 1805 W. Colonial Dr., Unit B-1, Orlando, Florida 32804 (incorporated by reference to Exhibit 10.138 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.139	Form of Amendment to Lease by and between Epiphany Property Holdings, LLC, and the Executive Group, Inc., dated June 18, 2021, for office space located at: 1805 W. Colonial Dr., Unit B-2, Orlando, Florida 32804 (incorporated by reference to Exhibit 10.139 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.140	Renewal letter dated March 14, 2022 to the Lease Agreement by and between La Rosa Realty, LLC and Narcoossee Acquisitions, LLC, dated March 22, 2017, for office space located at: 8236 Lee Vista Blvd, Suite D, Orlando, Florida 32829 (incorporated by reference to Exhibit 10.140 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
10.141	Director Agreement by and between Lourdes Felix and La Rosa Holdings Corp., dated April 17, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of April 19, 2024).
10.142	Membership Interest Purchase Agreement, dated April 18, 2024, by and among La Rosa Holdings Corp., La Rosa Realty Lakeland LLC and the Selling Member (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of April 24, 2024).
10.143	Leak-Out Agreement, dated April 18, 2024, between La Rosa Holdings Corp. and the Selling Member (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of April 24, 2024).
10.144	Amendment, dated April 26, 2024, to the Stock Purchase Agreement, dated March 15, 2024, between La Rosa Holdings Corp. and Selling Stockholder of La Rosa Realty California (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of April 26, 2024).
10.145	Standard Merchant Cash Advance Agreement, dated May 20, 2024, between La Rosa Holdings Corp. and Cedar Advance LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC as of May 24, 2024).
10.146	Membership Purchase Agreement, dated May 24, 2024, by and among La Rosa Holdings, Corp., La Rosa Realty Success, LLC, and the Selling Member (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC as of May 24, 2024).
10.147	Leak-Out Agreement, dated May 24, 2024, between La Rosa Holdings Corp. and the Selling Member (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC as of May 24, 2024).
10.148*	Warrant Agent Agreement in connection with the Common Warrants issued in this offering
14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 of the Company’s Registration Statement on Form S-1 (File No. 333-264372) filed with the SEC as of June 14, 2022).
19.1	Insider Trading Policy of La Rosa Holdings Corp.(incorporated by reference to Exhibit 19.1 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 of Form S-1 filed with the SEC on April 24, 2024)
23.1*	Consent of Marcum LLP
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on Signature Page)
97.1	Clawback Policy (incorporated by reference to Exhibit 97.1 of the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2024).
107*	Filing fee table

*	Filed herewith.

**	To be filed by amendment.

#	Management contracts or compensatory plans, contracts or arrangements.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Celebration, State of Florida on the 11th day of June 2024.

LA ROSA HOLDINGS CORP.

By:	/s/ Joseph La Rosa
Joseph La Rosa
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph La Rosa and Kent Metzroth, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph La Rosa	Founder, President, Chief Executive Officer, and	June 11, 2024
Joseph La Rosa	Chairman of the Board (Principal Executive Officer)

/s/ Kent Metzroth	Chief Financial Officer	June 11, 2024
Kent Metzroth	(Chief Financial and Accounting Officer)

/s/ Michael A. La Rosa	Director	June 11, 2024
Michael A. La Rosa

/s/ Ned L. Siegel	Director	June 11, 2024
Ned L. Siegel

/s/ Lourdes Felix	Director	June 11, 2024
Lourdes Felix

/s/ Jodi R. White	Director	June 11, 2024
Jodi R. White